EXHIBIT 10.2

                  Agreement made as of March 1, 1999, between SWISS
NATURAL FOODS, INC., a Delaware corporation (the "Company") and Ralph Ferrante (the "Executive") superseding prior agreement dated as of March 1, 1999.

1.       EMPLOYMENT

         The Company hereby employs Executive and Executive accepts employment as an executive. Executive will travel as reasonably necessary and has heretofore been his practice for the performance of his duties. Executive will devote his skills and best efforts, as required, to advance the interests of the Company.

2.       TERM

         2.1 The term of this Agreement will begin on March 1, 1999 and will continue until February 28, 2002 unless sooner terminated.

3.       COMPENSATION

         3.1 The Company will pay Executive a base salary at the rate of one hundred sixty-eight thousand ($168,000) dollars per annum and during the period March 1, 1999 through February 29, 2000 ($80,000 of which is to be paid March 1, 1999 through August 31, 1999); a base salary of one hundred eighty-five thousand ($185,000) dollars during the period March 1, 2000 through February 28, 2001 and a base salary of two hundred four thousand ($204,000) dollars during the period March 1, 2001 through February 28, 2002. Said base salary is to be paid no less frequently than monthly. Notwithstanding any provision of this Agreement to the contrary, the Company may at any time or from time to time, increase the base salary, provide for a bonus, or otherwise increase or add to the benefits receivable by the Executive. In the event that such base salary or benefit shall be so increased, then, from and after the date of such increase, each base salary or benefit shall be so increased.

4.       BENEFITS

         4.1 Executive shall be eligible to participate in any plan adopted in the future for the benefit of any employee of the Company, such as pension plans, profit sharing plans, stock option or stock purchase plans, bonus, investment funds, and group or other insurance or hospitalization plans and benefits. In lieu of participating in a medical or life insurance program, the Executive shall receive an allowance for medical insurance of thirteen thousand ($13,000) dollars for each of the periods March 1, 1999 through February 29, 2000 ($1,500 of which is to be paid March 1, 1999 through August 31, 1999), March 1, 2000 through February 28, 2001 and March 1, 2001 and March 1, 2001 through February 28, 2002. The Executive shall receive an allowance for life insurance of ten thousand ($10,000) dollars for the period March 1, 1999 through February 29, 2000 (to be paid January 1, 2000 through February 29, 2000) and twelve thousand ($12,000) dollars for the periods March 1, 2000 through February 28, 2001 and March 1, 2001 through February 28, 2002.

         4.2 The Executive shall be given a car allowance of seventy-two hundred ($7,200) dollars for the period March 1, 1999 through February 29, 2000 (6,000 of which is to be paid March 1, 1999 through December 31, 1999 and $1,200 to be paid January 1, 2000 through February 29, 2000; ninety-six hundred ($9,600) dollars for the periods March 1, 2000 through February 28, 2001 and March 1, 2001 through February 28, 2002.

         4.3 Executive shall be entitled to the equivalent of four weeks vacation in each 12 month period.

         4.4 The Company shall reimburse Executive for all reasonable business expenses incurred in connection with the performance of his duties under this Agreement or paid by Executive on behalf of the Company in accordance with the Company's general policies regarding accounting for expenses.

         4.5 All base salary payable under this Agreement will be subject to applicable tax withholding if any.

5.       TERMINATION

         5.1 The Executive's employment hereunder shall terminate upon the Executive's death, in which event the Company shall pay to the designee of the Executive, or if there be no designee, to his estate, the salary to which he would be entitled pursuant hereto through the date of his death and for a period of one hundred eighty (180) days thereafter.

         5.2 Disability. The Company may terminate the Executive's employment hereunder by written notice to the executive if (i) as a result of the executive's permanent incapacity due to physical or mental disability or illness as determined by a physician mutually agreed upon by the Executive and the Company and the Executive shall have been unable to perform a substantial portion of his duties hereunder for a period of 180 consecutive days in any 12 consecutive months and (ii) within fifteen (15) days after written notice of termination hereunder is given by the Company (which may be given at any time after the end of such 180 days of absence) the Executive shall not have returned to the substantial performance of his duties hereunder. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental disability or illness (a "Disability Period"), the Executive shall continue to receive his full base salary hereunder until his employment is terminated pursuant to this Section provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the Disability Period under any disability benefit plans obtained by the Company.

         5.3 Termination by Company. The Company may, pursuant to the procedure prescribed in Section 6.5 below, terminate the Executive's employment hereunder for "Cause." "Cause" shall mean any of the following:

         (i) Executive is convicted of a felony including conviction under state or federal laws of any embezzlement, theft relating to the Company or any of its subsidiaries or affiliated entities;

         (ii) Executive becomes an alcoholic or addicted to drugs;

         (iii)  Executive is convicted of a felony; and

         (iv) Cause shall not include death or disability of the Executive.

         5.4 Termination by Executive. The Executive may, pursuant to the procedure prescribed in Section 6.5. below, terminate his employment hereunder at any time, if with "Good Reason." "Good Reason" shall mean any of the following (without Executive's express written consent):

                  (i) a material change or reduction in the position, duties, status or reporting responsibilities; a removal from or failure to be elected to a previously held position or failure to comply with Section 1 above, except in connection with the termination of his employment for Cause, as a result of the Executive's disability or death or termination by the Executive other than for Good Reason;

                  (ii) a reduction in the Executive's compensation or benefits provided in Sections 3 and 4; and

                  (iii) any material breach by Company of its material obligations hereunder which breach is not cured within thirty (30) days after written demand for performance which identifies the manner in which the Executive believes that the Company has not performed its obligations hereunder is delivered to the Company by the Executive.



         5.5 Procedure to Terminate for Cause or With Good Reason. In the event that (i) the Company proposes to terminate the Executive's employment for Cause or (ii) the Executive proposes to terminate his employment with Good Reason, then the Company or the Executive, as the case may be, shall give written notice of such proposed termination to the other party, specifying such alleged Cause or Good Reason, and the other party, shall have thirty (30) days from the time of receipt of such notice to cure the alleged deficiency. In the event that the Cause or Good Reason for termination, as the case may be, is not subject to cure or is not, if subject to cure, acknowledged by the party proposing to terminate to have been cured within thirty (30) days thereafter, then notice of such proposed termination may be given by the party proposing termination to an arbitrator or arbitrators, to be chosen pursuant to Section 13 hereof, who shall determine if such proposed termination is in fact for Cause or with Good Reason, as the case may be, and if curable, if any attempt at cure was successful.

                  If, in the case of a proposed termination by the Company for Cause the arbitrator(s) shall determine that Cause for termination existed and, if curable, was not cured, then the Company, acting through its Board of Directors, may proceed to give notice of such termination to the Executive and this Agreement shall be terminated without any further liability of the Company to the Executive other than for unpaid compensation and benefits to the date of termination. If the arbitrator(s) shall determine that such proposed termination by the Company was either without Cause, or that the Cause thereof was appropriately cured as aforesaid, then the notices of proposed termination theretofore given by the Company shall be deemed withdrawn and of no further force or effect. Despite such adverse determination, the Company, acting through its Board of Directors, may give notice to the Executive electing to terminate the Executive's employment without Cause. In the event the Company nevertheless after such adverse determination elects to terminate without Cause, the Company shall continue to provide the Executive the compensation and benefits provided in Section 3, 4 and 5 hereof for the remaining term of this Agreement.

                  If such notice of proposed termination shall have been given by the Executive and the arbitrator shall determine that Good Reason for such termination existed and, if curable, was not cured, then the Executive may proceed to give notice of termination to the Company and the Company shall continue to provide the Executive the compensation and benefits provided in
Section 3, 4 and 5 hereof for the remaining term of this Agreement. If the arbitrator shall determine that Good Reason did not exist or that Good Reason existed but was cured, then the notice of proposed termination theretofore given by the Executive shall be deemed withdrawn. Despite such adverse determination, the Executive may give notice to the Company of his election to terminate his employment without Good Reason, in which later event the Executive shall be entitled to receive his unpaid compensation to the date of termination and to no further compensation hereunder.

         5.6 Leave of Absence. If the Executive is indicted or otherwise charged by a governmental agency with having committed a felony or otherwise commit misconduct which materially adversely affects the reputation of the Company, the Company shall have the right to require the Executive to take a leave of absence until such indictment or charge is satisfactorily resolved, or this Agreement otherwise terminates in accordance with its terms or the Board of Directors determines that no such material adverse effect persists. During any such leave of absence, the Executive shall continue to receive all compensation and benefits provided for to the same extent as if he had not taken a leave of absence.

         5.7 Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

         5.8 Effect of Termination. The termination of this Agreement shall not result in a waiver or other termination of the liabilities of any party for a breach of this Agreement or of any liabilities which, by their express terms or by implication, survive the termination of this Agreement or Executive's employment hereunder.

6. NON-COMPETITION.

         6.1 Restrictive Covenant. If this Agreement is (i) terminated by the Company pursuant to Section 6.3 or if the Agreement is terminated by the Executive without Good Reason or by the Company with Cause, then for a period of two (2) years following such termination date or (ii) if this Agreement expires according to its terms then for a period of one (1) year following such termination date, the Executive or any member of his family or any entity controlled by Executive will not, directly or indirectly, in the geographic area in which the Company does business as of the date of termination without the prior written consent of the Company, directly or indirectly, act as an officer, director, employee or stockholder of, or as a partner or principal in, any business in which the Company is then participating, provided, however, that nothing contained in this clause shall be deemed to prohibit the Executive from, directly or indirectly, owning, as an investment, individually not more than a 10% equity interest in any such operation or enterprise.

7. NOTICE. Any notice or other communication hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, to the respective parties hereto as follows:

(a)      If to the Company:

         Swiss Natural Foods, Inc.
         1031 Route 9W
         Upper Grandview, NY 10960

(b)      If to the Executive:

         Dr. Ralph Ferrante
         1031 Route 9W
         Upper Grandview, NY 10960



         The address of either party hereto above specified may be changed by written notice to the other party.

8. INDEMNIFICATION. The Company will indemnify the Employee (and his legal representative or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and the Employee shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers and employees, against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, employee or consultant of the Company or its subsidiaries and affiliates.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, discussions and agreements (written or oral).

10. BENEFIT AND BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company but shall be personal to and not assignable by the Executive. The Company may assign its rights and/or obligations hereunder only with the prior written consent of the Executive.

11. AMENDMENT; WAIVER. This Agreement may be amended, superseded, cancelled, renewed, extended or otherwise modified, and the terms or covenants hereof may be waived, only by, and only to the extent provided in, a written instrument executed by the party against whom such modification or waiver is sought to be enforced, and no conduct, behavior or pattern of conduct or behavior shall constitute, or be deemed to constitute, any such modification or waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12. ARBITRATION. Any determination of whether any proposed termination is for "Cause" or with "Good Reason" and any other dispute arising under this Agreement shall be determined by arbitration in the City of New York in accordance with the then prevailing rules of the American Arbitration Association, before an arbitrator or arbitrators appointed pursuant to such rules, and the determination of such arbitrator or arbitrators shall be final, binding and conclusive on the parties. The prevailing party shall be entitled to recover reasonable attorneys' fees and the costs of initiating the arbitration proceeding.

13. HEADINGS. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor effect its construction, meaning or effect.

14. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any provision of this Agreement is too broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15. GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be governed by, the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York.

16. ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day of effective as of March 1, 1999.

                            SWISS NATURAL FOODS, INC.



                                                     By:



                                                     Ralph Ferrante

                                                                    EXHIBIT 10.3

                  Consulting Agreement made as of March 1, 1999, between SWISS NATURAL FOODS, INC., a Delaware corporation (the "Company") and Herbert Paul, (the "Consultant") superseding prior agreement dated as of March 1, 1999.

1.       ENGAGEMENT

         The Company hereby engages Consultant and Consultant accepts engagement as a business consultant. Consultant will travel as reasonably necessary and has heretofore been its practice in the past for the Company.

2.       TERM

         2.1 The term of this Agreement will begin on March 1, 1999 and will continue until February 28, 2002 unless sooner terminated as herein provided.

3.       FEE

         3.1 The Company will pay Consultant a fee at the rate of ninety-nine thousand seven hundred-fifty ($99,750) dollars during the period March 1, 1999 through February 29, 2000 ($79,167 of which is to be paid March 1, 1999 through December 31, 1999 and $20,583 to be paid January 1, 2000 through February 29,
2000), a fee to be paid of one hundred ten thousand ($110,000) dollars for the period March 1, 2000 through February 28, 2001 and a fee of one hundred twenty-one thousand ($121,000) dollars during the period March 1, 2001 through February 28, 2002. Such fees to be paid no less frequently than monthly. As an additional fee, Consultant shall receive a payment of forty-seven hundred fifty ($4,750) towards medical insurance and forty-seven hundred fifty ($4,750) towards other insurance dollars for the period March 1, 1999 through February 29, 2000 (to be paid January 1, 2000 through February 28, 2000); forty-seven hundred fifty ($4,750) dollars for each insurance for the period March 1, 2000 through February 28, 2001 and March 1, 2001 through March 1, 2002. Notwithstanding any provision of this Agreement to the contrary the Company may at any time or from time to time, provide for additional fees or bonus to be received by the Consultant. In the event such fees are increased, then, from and after the date of such increase, each fee shall be so increased.

         4.1 The Company shall reimburse Consultant for all reasonable business expenses incurred in connection with the performance of his services under this Agreement or paid by Consultant on behalf of the Company.

         4.2 Termination by Company. The Company may, pursuant to the procedure prescribed in Section 5.5 below, terminate the Consultant's engagement hereunder for "Cause." "Cause" shall mean any of the following:

         (i) Consultant is convicted under state or federal laws of any embezzlement, theft relating to the Company or any of its subsidiaries or affiliated entities;

         (ii) Consultant becomes an alcoholic or addicted to drugs;

         (iii)  Consultant is convicted of a felony; and

         (iv) Cause shall not include death or disability of Consultant.

         4.3 Termination by Consultant. The Consultant may, pursuant to the procedure prescribed in Section 5.5. below, terminate his engagement hereunder at any time, if with "Good Reason." "Good Reason" shall mean any of the following (without Consultant's express written consent):

         (i) Failure to comply with Section 1 above, except in connection with the termination of his engagement for Cause;

         (ii)   a reduction in the Consultant's fees;

         (iii) any material breach by Company of its material obligations hereunder which breach is not cured within thirty (30) days after written demand for performance which identifies the manner in which the Consultant believes that the Company has not performed its obligations hereunder is delivered to the Company by the Consultant.

         4.4 Procedure to Terminate for Cause or With Good Reason. In the event that (i) the Company proposes to terminate the Consultant's engagement for Cause or (ii) the Consultant proposes to terminate his engagement with Good Reason, then the Company or the Consultant, as the case may be, shall give written notice of such proposed termination to the other party, specifying such alleged Cause or Good Reason, and the other party, shall have thirty (30) days from the time of receipt of such notice to cure the alleged deficiency. In the event that the Cause or Good Reason for termination, as the case may be, is not subject to cure or is not, if subject to cure, acknowledged by the party proposing to terminate to have been cured within thirty (30) days thereafter, then notice of such proposed termination may be given by the party proposing termination to an arbitrator or arbitrators, to be chosen pursuant to Section 11 hereof, who shall determine if such proposed termination is in fact for Cause or with Good Reason, as the case may be, and if curable, if any attempt at cure was successful.

         If, in the case of a proposed termination by the Company for Cause the arbitrator(s) shall determine that Cause for termination existed and, if curable, was not cured, then the Company, acting through its Board of Directors, may proceed to give notice of such termination to the Consultant and this Agreement shall be terminated without any further liability of the Company to the Consultant other than for unpaid fees and benefits to the date of termination. If the arbitrator(s) shall determine that such proposed termination by the Company was either without Cause, or that the Cause thereof was appropriately cured as aforesaid, then the notices of proposed termination theretofore given by the Company shall be deemed withdrawn and of no further force or effect. Despite such adverse determination, the Company, acting through its Board of Directors, may give notice to the Consultant electing to terminate the Consultant's engagement without Cause. In the event the Company nevertheless after such adverse determination elects to terminate without Cause, the Company shall continue to provide the Consultant the fees and benefits provided in
Section 3 hereof for the remaining term of this Agreement.

         If such notice of proposed termination shall have been given by the Consultant and the arbitrator shall determine that Good Reason for such termination existed and, if curable, was not cured, then the Consultant may proceed to give notice of termination to the Company and the Company shall continue to provide the Consultant the fees and benefits provided in Section 3 hereof for the remaining term of this Agreement. If the arbitrator shall determine that Good Reason did not exist or that Good Reason existed but was cured, then the notice of proposed termination theretofore given by the Consultant shall be deemed withdrawn. Despite such adverse determination, the Consultant may give notice to the Company of his election to terminate his engagement without Good Reason, in which later event the Consultant shall be entitled to receive his unpaid fees to the date of termination and to no further fees hereunder.

         4.5 Mitigation. Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other engagements or otherwise.

         4.6 Effect of Termination. The termination of this Agreement shall not result in a waiver or other termination of the liabilities of any party for a breach of this Agreement or of any liabilities which, by their express terms or by implication, survive the termination of this Agreement or Consultant's engagement hereunder.

         4.7 The Consultant's engagement hereunder shall terminate upon the Consultant's death, in which event the Company shall pay to the designee of the Consultant, or if there be no designee, to his estate, the payments to which he would be entitled pursuant hereto through the date of his death and for a period of one hundred eighty (180) days thereafter.


         4.8 The Company may terminate the Consultant's engagement hereunder by written notice to the Consultant if (i) as a result of the Consultant's permanent incapacity due to physical or mental disability or illness, which is determined by a physician mutually agreed upon by the Consultant and the Company, the Consultant shall have been unable to perform a substantial portion of his services hereunder for a period of 180 consecutive days in any 12 consecutive months and (ii) within fifteen (15) days after written notice of termination hereunder is given by the Company (which may be given at any time after the end of such 180 days of absence) the Consultant shall not have returned to the substantial performance of his services hereunder. During any period that the Consultant fails to perform his services hereunder as a result of incapacity due to physical or mental disability or illness (a "Disability Period"), the Consultant shall continue to receive his full fee hereunder until his engagement is terminated pursuant to this Section.


5.       NON-COMPETITION.

         5.1 Restrictive Covenant. If this Agreement is (i) terminated by the Company pursuant to Section 4.2 or if the Agreement is terminated by the Consultant without Good Reason or by the Company with Cause, then for a period of two (2) years following such termination date or (ii) if this Agreement expires according to its terms then for a period of one (1) year following such termination date, the Consultant will not, directly or indirectly, in the geographic area in which the Company does business as of the date of termination without the prior written consent of the Company, directly or indirectly, act as a consultant to any business in which the Company is then participating.

6. NOTICE. Any notice or other communication hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, to the respective parties hereto as follows:

(a)      If to the Company:

         Swiss Natural Foods, Inc.
         1031 Route 9W
         Upper Grandview, NY 10960

(b)      If to the Consultant:

         Mr. Herbert Paul
         775 Oakleigh Rd.
         N. Woodmere, NY 11581



         The address of either party hereto above specified may be changed by written notice to the other party.

7. INDEMNIFICATION. The Company will indemnify the Consultant to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and the Consultant shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers, employees, consultants, and others, against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a consultant of the Company or its subsidiaries and affiliates.

8. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, discussions and agreements (written or oral).

9. BENEFIT AND BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company but shall not be assignable by the Consultant. The Company may assign its rights and/or obligations hereunder only with the prior written consent of the Consultant.

10. AMENDMENT; WAIVER. This Agreement may be amended, superseded, cancelled, renewed, extended or otherwise modified, and the terms or covenants hereof may be waived, only by, and only to the extent provided in, a written instrument executed by the party against whom such modification or waiver is sought to be enforced, and no conduct, behavior or pattern of conduct or behavior shall constitute, or be deemed to constitute, any such modification or waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11. ARBITRATION. Any determination of whether any proposed termination is for "Cause" or with "Good Reason" and any other dispute arising under this Agreement shall be determined by arbitration in the City of New York in accordance with the then prevailing rules of the American Arbitration Association, before an arbitrator or arbitrators appointed pursuant to such rules, and the determination of such arbitrator or arbitrators shall be final, binding and conclusive on the parties. The prevailing party shall be entitled to recover reasonable attorneys' fees and the costs of initiating the arbitration proceeding.

12. HEADINGS. Any headings preceding the text of any of the Sections or Subsections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor effect its construction, meaning or effect.

13. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any provision of this Agreement is too broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14. GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be governed by, the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York.

15. ATTORNEYS' FEES. If any arbitration action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees may be set by the arbitrators, and such fees shall be in addition to any other relief which may be awarded.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day of effective as of March 1, 1999.

                                                     Swiss Natural Foods, Inc.

                                                     By:


                                                     Herbert Paul

                                                                    EXHIBIT 10.7



                                 CONSUMERS GLASS
                                     [Logo]
                            Consumers Packaging Inc.
                            ------------------------
                               777 Kipling Avenue
                           Etobicoke, Ontario M8Z 5Z4
                           Sales Office (416) 232-3088
                               Fax (416) 232-3020

March 30, 1995

Mr. Ralph M. Ferrante,
Chief Executive Officer,
Swiss Natural Foods, Inc.
1031 Route 9W,
Grandview, N.Y. 10960

RE: GLASS SUPPLY AGREEMENT -- REVISED
-------------------------------------

Dear Ralph:

I would like to thank you for this opportunity, and look forward to growing the Swiss Natural brand with you.

Below please find glass prices for both your 16 oz. Private bottle and the 16 oz. Industry bottle, mould 0322.

This supply proposal is based on a three-year commitment by both of our organizations. The proposal is effective July 1, 1995 through July 1, 1998.

Consumers Glass has also committed to duplicate your 16 oz. Swiss Natural bottle currently supplied by Owens-Brockway at no cost to Swiss Natural. In order to get a return on our investment for the equipment, we need a minimum volume of 150,000 gross over a three-year period.

The cost of the equipment will go on a memo account and will be reviewed at the end of the two years.

Prices are for bulk glass only, and are delivered prices to co-packer of your choice in the Toronto area.

GLASS PRICES

* 16 oz. Swiss Natural         -   $12.60 U.S./gross
                                   ($2.10 U.S./case)

* 16 oz. Industry (0362)       -   $12.60 U.S./gross
                                   ($2.10 U.S./case)

The above prices are firm from July 1, 1995 - July 1, 1996. Pricing is subject to increase after July 1, 1996 upon announcement of a U.S. industry increase.

MOULD COST - 16 OZ. SWISS NATURAL

* Memo Account                       - Rebateable           $48,880.00 Cdn.
                                     - Non-Rebateable         5,740.00
                                                            ------------------
                                       Total                $54,628.00 Cdn.

TARGET VOLUMES

* 16 OZ. SWISS NATURAL

Year 1 -  50,000 gross (300,000 cases)
Year 2 - 100,000 gross (600,000 cases)

* 16 OZ. INDUSTRY (0362)

Year 1 - 35,000 gross (210,000 cases)
         Test Market

Year 2 - Natural Roll Out
         250,000 gross (1.5 million cases).

Consumers Glass is committed to provide Swiss Natural the quality and service you require to continue to grow your business. If there is anything I can do at any time, please do not hesitate to contact me directly.

Signature:             Dated:          Signature:                  Dated:

/s/ John B. Zanini     30.3.95         /s/ Ralph M. Ferrante     April 10,1995
-------------------------------        ----------------------------------------
John B. Zanini                         Ralph M. Ferrante
on behalf of CONSUMERS GLASS           on behalf of SWISS NATURAL

                            CONSUMERS PACKAGING INC.

                                     [Logo]

                            EMBALLAGES CONSUMERS INC.

                               777 Kipling Avenue

                           Etobicoke, Ontario M8Z 5Z4

                            Telephone (416) 232-3000

November 13, 1998

Mr. Ralph M. Ferrante,
Swiss Natural Foods, Inc.
1031 Route 9W,
Upper Grandview NY 10960
Via Fax: 914-358-2828

RE: November 12, 1998 Meeting Follow-up

---------------------------------------

Dear Ralph,

Thank you again for your time and hospitality on November 12, 1998.

As promised, I have gathered details on the issues we discussed and have outlined them below. You were concerned about the following issues:

         * 1999 Glass Production

         * Mould Rebate for 16oz glass

         * Overpayment of moulds for 16oz Glass.

1.   GLASS PRODUCTION

In discussion with Anchor Glass, both your 12oz and 16oz containers are shop loaded in our Salem plant in the U.S.A. for 1999.

Swiss Natural must evaluate our current inventory position on both containers and advise when new glass production is required in 1999 based on your sales forecast. These requirements need to also be firmed up with purchase orders.

2.   16OZ. GLASS SUPPLY AGREEMENT

On March 30, 1995, I confirmed in a letter to you the details of your pricing for both glass and moulds. That information is as follows:

           Glass prices

         * 16oz. Private Swiss Natural container (Mould 0561)
                * $12.60 U.S./gross
             Note: This price has been firm for 3 years.

Mr. Ralph Ferrante
Page 2
November 13, 1998

3.   MOULD COST

Consumers Packaging Inc. did not charge Swiss Natural for the cost of moulds up front, nor did we amortize the cost of moulds in our glass price.

We charged on a memo account (Invoice #942854), $58,451.96 CDN$, over a 2 year period. This invoice clearly stated "MEMO ACCOUNT" for which payment was not expected. We also forward to you credit notes as you reach rebate plateaus. These rebate plateaus are evaluated in 1/3 increments. The credit notes are strictly a paper trail indicating your position towards full amortization of the mould.

4.   12OZ MOULD COST

We have recently invoiced you incorrectly for the above moulds. That invoice has been cancelled and a new invoice "MEMO ACCOUNT" has been issued.

This invoice, again, is on a "MEMO ACCOUNT" and payment is NOT expected, nor has the cost of the 12oz mould been amortized in the glass container price.

The rebate volume for the 12oz mould is 80,000 gross over 2 years.

Ralph, I hope this clarifies the issues we discussed. Should you have further questions, please contact me directly.

Kind Regards,

/s/ John B. Zanini

--------------------------------------
    John B. Zanini

    Regional Director, Ontario & Western Sales

JBZ:dw

cc: Gordon Love, Anchor Glass
    John Robichaud, Anchor Glass
    Bill Higginson Robichaud, Anchor Glass
    Greg Sinatro Robichaud, Anchor Glass
    Marsha Van Wagner Robichaud, Consumers Glass
    Denis Tisdel, Consumers Glass

GENERAL INFORMATION
                                                                          PAGE 1

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


Information set out herein is general and subject to exceptions.

EASTERN CANADA - comprises all points from and including Newfoundland to and including Thunder Bay.

WESTERN CANADA - comprises all points West of Thunder Bay to the Pacific Ocean.

TERMS

SALES TAX - extra, at rate effective at time of shipment, unless otherwise indicated.

TERMS OF SALES - Net 30 days (on approval of Credit Department).

LATE PAYMENT PENALTY - 1 1/2% PER MONTH WILL BE CHARGED ON OVERDUE ACCOUNTS.

CASH DISCOUNT - 1% 10 days, calculated on the invoice value of glass, ACL, and cartons, including GST and Provincial Sales Tax, if applicable, but not including freight charges. Cash discount applicable to C.O.D. as well as net terms.

PALLETS, NEW MOULDS AND ALTERATIONS, ART & SCREEN CHARGES - No cash discount applicable.

Orders for other than standard stock ware will be made up as closely as possible to quantity ordered, but Purchaser agrees to accept quantities under or over, within reasonable limits, as complete fulfillment of the order.

THE STANDARD ORDER TERM is four months. The terms for Liquors and selected SSL containers is six months. These terms will be printed on Purchase Order confirmations. For orders less than the minimum run, terms and pricing are to be defined by PRICING.

MAKE & SHIP DISCOUNT is offered at a 4% discount off published book prices. Glass is to be shipped within forty-eight hours of manufacture, weekends and holidays excluded. Orders are to be clearly identified and booked at least forty-five days in advance. This discount does not apply to Distributors.

GENERAL INFORMATION
                                                                          PAGE 2

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


PRE-INVOICE POLICY - CHARGE UP

ANY WARE LEFT ON HAND AT THE END OF THE TERM IS OVERDUE, AND IS SUBJECT TO PRE-INVOICING. Charge-up invoices are to be issued for full value of ware on hand immediately order becomes overdue, coincidental with which monthly storage will be applicable.

EXPIRY DATE, calculated in calendar months, shall be from date of first requirement, or first manufacture, whichever is later.

The manufacturer shall not be responsible for loss or damage to goods, including cartons, resultant from inability to deliver overdue goods which have been in inventory eight months or more, due to packaging deterioration, handling loss, etc. Subject to the foregoing, the adjustment billings/credits following final shipment of charged-up ware must have an invoice value of a minimum of $50 for processing.

STORAGE CHARGES - are $15/pallet. They will be assessed on a prepaid monthly basis with first full month's storage chargeable coincidental with charge up for quantity remaining in stock at close of business day of charge up. Charges will be on an item basis with a minimum of $50 per item. Ware remaining in stock three months after charge up will be subject to storage at $30/pallet. Following 30 days' notice to our customers, all ware in inventory for at least seven months will be subject to disposal instructions. Ware will be shipped or scrapped during the eighth month with cost of disposal to customer's account. Cullet values where applicable will be credited to customer's account.

It may be to the customer's advantage to take title to pre-invoiced inventory and store at offsite locations. Consumers Glass will assist in this transfer. Details available at regional offices.

PACKAGING POLICY

CUSTOMER'S PACKAGING - Where customers supply their own packaging, it is a requirement that full quantity be available for release from carton manufacturer at time of our initial production. An exception is wehre quantity available for release for each production is not less than quantity shown for the price at which order is booked. If quantity available for release is less than that required for quantity at which order is priced, order must be priced according to quantity of each package release. Packaging will be released from manufacturer by Consumers Glass in such quantities as not to penalize customer cost-wise.

GENERAL INFORMATION
                                                                          PAGE 3

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


Consumers Glass reserves the right to approve packaging suppliers, ISO approved suppliers are preferred.

Storage will be charged at $15.00 per month per pallet for customer owned empty packaging where there is no purchase order for glass on hand to fill the cartons.

Policy covers normal or standard type packaging suitable for assembly on automatic sealing machines. If packaging that is to be supplied is of double wall construction or requires special operation for set up or assembly, a sample must be submitted to PACKAGING SERVICES for costing and report to PRICING for possible handling surcharge.

Packaging while in our possession is insured against fire and theft. However, due to hazards connected with handling, we shall only be responsible for losses shown below for quantities delivered to Consumers Glass.

In excess of 1% of packaging, including components, when outers are not over No. 30 brightness;

In excess of 2% of packaging, including components, when outers are over No. 30 brightness;

In excess of 3% of take-home carriers;

If the customer requests production to be cut, resulting in empty customer packaging remaining on hand, the Account Manager will arrange to send them to the customer.

Claims for carton loss in excess of these allowances must be sent to Consumers Glass within a reasonable time after the loss is incurred. There shall be no responsibility for unused packaging remaining on hand eight months.

Packaging is to be delivered to our factory free of cost to us and only upon our release.

Where we are requested to supply interior packing for customer's own packaging refer to PRICING.

Requests for short-height trays and trays with collapsible score lines, will be reviewed by PACKAGING SERVICES in conjunction with SALES.

GENERAL INFORMATION
                                                                          PAGE 4

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


Where acceptable and subject to safety aspects, extended storage and/or distant shipping conditions, pallets may be restricted to half heights (double decked) at time of shipment.

REDUCED HEIGHT PALLETS WILL ATTRACT A 1% SURCHARGE FOR EACH TIER LESS THAN OPTIMUM, TO A MAXIMUM OF 5%. WHEN IT IS TO CONSUMERS GLASS' ADVANTAGE, THERE IS NO SURCHARGE FOR HALF PALLETS THAT ARE DOUBLE-DECKED.

UNASSEMBLED "U" SHAPE PARTITIONS

- 1/2 dozen pack 2-part partition will attract handling charge 8(cent)/carton.

- 1 dozen pack 4-part partition will attract handling charge for 22(cent)/carton.

MADE-UP CARTONS - will not be accepted.

USED PACKAGING - We do not accept the return of used packaging, either customer's own or Consumers Glass' packaging for reuse.

KD PACKAGING - Enquiries for small lots up to 2000 of stock or package deal KD reshipper packaging (where available) will price at published selling price plus 25% converted to nearest cent per unit. Small pack handling charge, if any, or machine charge for package deal items not to be included, including COCs, minimum shipment of full pallet or unitized loads only. The customer is responsible for freight costs. On prepaid shipments to Toronto or Montreal, there is a charge of $15.75 per pallet.

PACKAGE DEALS - We will supply packaging on the basis of specifications and printing. Upon request, PACKAGING SERVICES will develop specifications, and PURCHASING will negotiate competitive costs for quotation. All package deals are to be made on the basis of cost at time of purchase plus the following standard financing/service charges (which are applicable to the outer as well as the inner components according to the brightness of the outer package board).

                         KRAFT BOARDS - (not over #30 brightness) 8%
                         PEARL BOARD - (over #30 brightness)      9%
                         TAKE-HOME CARRIERS                      10%

PRICE WILL BE NEGOTIATED AT TIME OF CORRUGATED INDUSTRY PRICE INCREASE.

GENERAL INFORMATION
                                                                          PAGE 5

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


PRINTING AND STEEL RULE DIES - Where required and customer does not supply, we will arrange for same, charging customer at cost PLUS AN ADMINISTRATION CHARGE OF 20%.

MULTIPLE PACKS - Where more than one pack is involved for packing of any one item, either by size, type, or printing etc., total quantity will govern price. Any pack that is less than 50% of the minimum list quantity for capacity involved will be subject to a one-month term. Policy applies to packaging supplied by customer or by Consumers Glass.

MULTIPLE PACKS INVOLVING TAKE-HOME CARRIERS - May be pooled to earn a quantity glass price. Minimum order for any single pack is 500 gross. Orders for lesser quantities will be subject to a 3% surcharge on the glass price and be a one-month term.

TAKE-HOME CARRIERS - A set-up charge will apply where customer uses carry-home packs of standard one-piece design, quick snap assembly to be set up and inserted in customer's or Consumers Glass' outer packing. All take-home carriers must be new material.

4(cent)/carrier, to and including 16 oz. size, and not over 8 pack; 8(cent)/carrier, over 16 oz. size; or over 8 pack, 16 oz. size and under.

If Consumers Glass is requested to develop outer package, samples of customer's take-home carriers must be submitted to PACKAGING SERVICES in order to facilitate outer package design.

TABLOCK CARTONS - This feature involves retention tabs, made in the slotting operation, which lock top flaps down at diagonal corners (manufacturers joint and opposite) creating an open top when set up. Handling charge of 4(cent)/carton applies.

MINIMUM PACKS - are indicated on price screens. For lesser packs refer to PRICING.

PALLET STABILIZATION WRAP (PSW)

PSW will be supplied on all tray packs
PSW can be supplied on cartons at customer's request
PSW to be charged where supplied, EXCEPT;

         Ref./NR Beers/Sodas in tray or tablock cartons packs
         Items in service trays at service carton prices
         Pallet piling stability problem items

GENERAL INFORMATION
                                                                          PAGE 6

                                                          DATE: January 4, 1999

------------------------------------------------------------------------------


Charges for PSW applied at time of manufacturing are:

         43 x 57 pallet - 4.26/pallet
         46 x 53 slip sheet - 4.26/pallet
         40 x 48 pallet/slip sheet - 3.76/pallet

UNSHRUNK POLYETHYLENE BAGS OR HOODS AS DUST PROTECTORS:

On request, we will supply unshrunk hoods extending downward 36" from top of pallet, at following charges per pallet:

                                      HOOD
         43 x 57 pallet               .90
         46 x 53 slip sheet           .84
         40 x 48 pallet/slip sheet    .77

PRICING

Prices are per gross of glass, unless otherwise noted, and are determined by the following basic specifications, in accordance with appropriate price list.

1.   Shape                                  5.   Diameter/width
2.   Nominal/brimful design capacity        6.   Finish size/type
3.   Overall height                         7.   Order quantity/item
4.   Mean design weight                     8.   Packaging

GLASS FINISHES - List prices are essentially for ware made with standard GPI finishes. Enquiries for other finish types, or finishes subject to other than standard tolerances, to be referred to PRICING.

FINISHES OR BOTTOM PLATES - Where two different finishes and/or bottom plates are required on one item, total quantity ordered will govern price, providing quantity of either finish and/or bottom plate is not less than equivalent one-day run. Any individual SKU for equivalent two manufacturing days or less - term to be defined by PRICING.

Where an item is SSL, with one finish and/or bottom plate, and is required with another finish and/or bottom plate, it will be priced as MTO.

GLASS COLOUR - List prices apply for Flint, Amber or Emerald Green.

GENERAL INFORMATION
                                                                          PAGE 7

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


Special colours are available as shown. The surcharges are applied to the base price. The minimum production for a given colour on the colour feeder is two weeks. Orders can be accumulated to achieve the minimum requirements. Shorter runs will attract a surcharge.

COLOUR                                      SALES CLASS/COLOUR CODE
Georgia Green                               Xx7                         5%
Champagne Green                             Xx9                        15%
Light Olive Green                           418                        15%
Topaz                                       428                        15%
Light Emerald Green                         448                        15%
Antique Green                               458                        25%
Reflex Blue                                 718                        15%
Light Blue                                  728                        10%
Ice Blue                                    738                        15%
Dead Leaf Green                             748                        15%
Cobalt Blue                                 768                        15%
Ice Blue Juice                              778                        15%
Arizona Cobalt                              788                        30%
Dumont Blue                                 798                        15%
Smoke                                       808                        15%


F.O.B. - Where customer requests two destinations be combined for pricing purposes, customer is to choose one F.O.B. point. A separate order should be entered and cross-referenced.

SPECIFICATIONS - Capacity must qualify in correct capacity group, but where height, weight, diameter or width fall between two listed maximum specifications, price applicable to higher specification will apply.

WEIGHT - Mean design weight will be used for pricing purposes. There will be no reduction in price for bottles made at lighter weight than lightest weight shown for capacity. Bottles designed at intermediate weights will price at next higher weight.

OVER SPECIFICATION CHARGES - When height and/or weight and/or diameter or width exceed maximum specification shown, price from highest group within proper capacity and add surcharge as follows:

Overheight                       - $2.55/gross each 1/2 inch or fraction
Overnight                        - $2.55/gross each ounce or fraction
Overdiameter/Overwidth           - $2.55/gross each 1/4 inch or fraction.

However, where an item exceeds a particular specification, but that specification is constant to the highest group within the capacity, price at lowest group where other specifications are met and add surcharge.

GENERAL INFORMATION
                                                                          PAGE 8

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


GLASS HANDLES - Price lists for Glass Handle jugs (GH-01) and Narrow Mouth foods (NM-03) include glass handles. For all other lists, items with glass handles will price from appropriate list with surcharges as follows:

                                            Neck Ring             Shoulder/Body
                                            Glass Handle          Glass Handle
                                            ------------          ------------
           up to and including
                  40 oz. capacity           $3.31/gross           $ 9.26/gross
           Over   40 oz. capacity           $6.62 gross           $17.64 gross

STANDARDS STOCK LINE (SSL) - Such items have fixed specifications such as colour, finish, type of packing, and quantity per carton.

MADE TO ORDER (MTO) - Includes private moulds and stock moulds not included under SSL.

SHORT RUN ORDERS - All manufacturing orders for less than the lowest quantity shown for a specific mould are to be approved by PRICING.

Orders for less than minimum production are to be referred to Pricing for price determination.

REPACKING - Cartons/Trays - Charges as shown are for standard type one-tier packaging. For other types, refer to PRICING. Disposal instructions for customer's packaging must be available. Add appropriate PACK FROM charge to appropriate PACK TO charge for total repacking charge. The price of the discarded packaging is added to the repacking charge.

                               PER GROSS OF GLASS

MINIMUM
DOZEN             PACK FROM                           PACK TO
------            ---------                           -------
  2                 $5.00                             $ 5.00
  1                  7.72                               8.82
 1/2                15.23                              17.33
 1/3                24.15                              27.30

GLASS SAMPLING - Customer requested samples, run at Consumers Glass' convenience, are chargeable as follows: - $8,000 flat charge including maximum 1 gross of samples.

                 - Quantities in excess of 1 gross, refer to PRICING.
                 - For special coloured glass samples, refer to PRICING.
                 - Samples shipped in service cartons or trays at above charges.

GENERAL INFORMATION
                                                                          PAGE 9

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


CUSTOMER CLAIMS - QUALITY - SERVICE

FOR CLAIMS CONSIDERATION, THE FOLLOWING CONDITIONS MUST BE MET:

1. Immediate notification by the customer of the problem and intention to claim.

2. Full co-operation with Consumers Glass to mitigate the claim - adopt the most cost-effective approach to resolve the problem.

3. Submission of qualitative and quantitative evidence of losses incurred.

4. Claims limited to direct out-of-pocket costs proven to be a result of a quality or service deficiency.

BLOW MOULD CHANGE PRICING (DESIGN PLUS)

This concept is defined as pricing based on the total quantity of two or more containers produced sequentially and requiring blow mould and bottom plate changes only.

Standardization of blow mould and blank designs is required within the following parameters:

1.   Common neck diameters.

2.   Common weight

3.   Common finish

4.   Height could vary +1/16"

5. Body profiles/diameters or combination could vary +3/64"

For containers falling within these parameters and ordered to be produced sequentially, we offer Blow Mould Change pricing, provided that the order for each container is a minimum of one-half of published minimum production runs. The price for the container with the greatest volume is based on the combined quantity of the orders. The other containers will have a 10% surcharge. The order period will be the same for all orders.

GENERAL INFORMATION
                                                                         PAGE 10

                                                          DATE: January 4, 1999

------------------------------------------------------------------------------


SERVICES

PRESSURE SENSITIVE FILM LABEL (PSFL) ROUND BOTTLES ONLY
Price of labels and application is dependent on:

         - number of labels
         - size of labels
         - printing process and number of colours
         - film type
         - quantity per design
         - ease of operation

Label Development Costs are to be handled between the customer and label supplier. No costs will be incurred by Consumers Glass.

The customer is responsible for label obsolescence.

Dependent on the container and label, additional labelling equipment may be needed. This influences the minimum quantity required and pricing.

PLASTI-SHIELD - Items for which no lists are published should be referred to PRICING.

PLSS LABEL DEVELOPMENT CHARGE - For customer's account and should be between the customer and the label supplier.

Please consult with PRICING for details.

BULK PALLETIZATION - On round, straight-sided ware, the following will apply:
Refer other shapes to PRICING.

MINIMUM
QUANTITY                   EAST/WEST
--------                   ---------
3-Day Production           Glass only
2-Day Production           Glass only plus 40(cent)/gross
1-Day Production           Glass only plus 80(cent)/gross
For lesser quantities, refer to PRICING.

STRAPPING of pallet loads will be free of charge, as well as PSW applied at our option for stability purposes.

TIER SHEETS are to be returned to Consumers Glass.

PICTURE/TOP FRAMES - subject to deposit of $6 each.

FREIGHT involved in return of re-usable material will be for customer's account.

GENERAL INFORMATION
                                                                         PAGE 11

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


FREIGHT POLICIES

MINIMUM SHIPPING RELEASE is a full load on AT LEAST A 53' VAN. On shipments for less than full loads, a charge of $1,000 will be assessed. No release for less than eight pallets will be acceptable. In addition, there will be no part pallets on combined loads.

REFUSED/RETURNED LOADS - Will be assessed the cost to cover outbound and inbound freight on prepaid accounts; when freight out and returned is for customer's account, there is an administration charge of $120.

DEMURRAGE - A daily demurrage charge of $65 applies where customers hold trailers. (Trailer dropped - no tractor or driver).

DETENTION - Detention occurs when Consumers Glass' drive or agent is detained at the customer two hours beyond the scheduled appointment time. There will be a $65/hour charge commencing with the third hour of detention. Detention will not be accepted by Consumers Glass or charged by Consumers Glass unless there is written proof of arrival and departure time with which to verify the detention charge to the customer.

DETENTION AND DEMURRAGE CHARGES can be assessed concurrently with the same load.

THE BILLING OF DEMURRAGE AND DETENTION WILL BE DONE BY DIRECTOR CUSTOMER SERVICE BASED ON INFORMATION SUPPLIED BY THE LOAD DISPATCH.

F.O.B. POINTS

Prices are F.O.B. factory Montreal, Toronto, Bramalea, and Lavington in minimum truckload quantities.

Prices are F.O.B. Scoudouc, except WISPA wines.

FREIGHT EQUALIZATION

ATLANTIC PROVINCES & EASTERN QUEBEC

Shipments ex Scoudouc are collect. Shipments to Newfoundland may be prepaid with a charge for actual freight.

Shipments ex-Montreal of minimum truckload quantity to be prepaid with freight charge as indicated F.O.B. field to read "F.O.B. Scoudouc."

GENERAL INFORMATION
                                                                         PAGE 12

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


FREIGHT CHARGES FOR EX MONTREAL
SHIPMENTS TO EQUALIZE ON SCOUDOUC

TRUCK RATES SUBJECT TO FUEL SURCHARGE IN EFFECT AT TIME OF SHIPMENT.

EASTERN CANADA - MARITIMES - Equalized Scoudouc.

On direct customer shipments from Central Canada, we prepay and charge the indicated rates. Shipments from Scoudouc are collect.

TO:                                                           MTL. EQ.
                  NOVA SCOTIA POINTS                          SCOUDOUC

                  ------------------                          --------

                  Coldbrook                                   $676.00
                  Dartmouth                                    567.00
                  Halifax                                      567.00
                  Kentville/Berwick                            654.00
                  Malagash                                     385.00
                  Truro                                        425.00

TO:               NEW BRUNSWICK POINTS

                  --------------------

                  Campbellton                                 $638.00
                  Chatham                                      365.00
                  Grand Falls                                  722.00
                  Moncton                                      157.00
                  Okomocto                                     428.00
                  Saint John                                   370.00
                  Scoudouc                                      ----
                  Woodstock                                    565.00
                  Sussex                                       235.00

TO:               PRINCE EDWARD ISLAND

                  --------------------

                  Charlottetown                               $470.00

GENERAL INFORMATION
                                                                         PAGE 13

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


PALLET REGULATIONS

Any freight charges assessed by transportation companies for carrying of pallets will be for customer's account. This applies to both outbound loaded shipments and return of empty pallets to our factory/warehouse location. We will, however, deliver on pallets subject to conditions of standard services. Empty pallets may be returned to nearest Consumers Glass factory/warehouse at customer's option.

PALLET DEPOSIT - $18.00

A DEPOSIT OF $18 will be charged on each pallet left with customer, including those used as stabilizers or dunnage. Credit computed on same basis will be issued upon return of pallets in good condition.

MOULD POLICY

MOULD EQUIPMENT AND MOULD ACCESSORY CHARGES - reflect a cost-sharing policy and are applicable when supported by initial glass order to minimum base quantity. For lesser glass quantities refer to PRICING.

A signed purchase order from the customer must accompany a mould requisition.

TERMS - Net 30 days.

MOULD CHARGES - Charges do not constitute purchase of moulds. Moulds must remain in our possession, but we will be responsible for storage, repair as may be necessary, and maintenance in proper operating condition as long as the item remains active. Moulds are considered to be inactive when not operated for a period of two years.

REPLACEMENT OF MOULD EQUIPMENT for containers that carry a four-year volume less than the rebate quantity shown on the Mould Charge Schedule will be invoiced rebatable charges with payment based on Memo Account. The balance remaining in this account at the completion of this term will be due.

REPLACEMENT MOULD EQUIPMENT for containers that carry a four-year volume less than the rebate quantity shown on the Mould Charge Schedule will be invoiced rebatable charges upon completion. Any rebates earned will be credited.

DUPLICATION OF COMPETITIVE MOULDS - Consumers Glass will duplicate competitor's moulds and charge rebatable amount only, provided duplication is exact in all respects.

GENERAL INFORMATION
                                                                         PAGE 14

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


MOULD WORD HELD, CHANGED OR CANCELED - When customer places a "hold" during mould manufacture, a charge on basis of full cost plus an administration charge will be made, if release is not given within 60 days of notification.

A revision to the original mould order may attract further charges for mould equipment. Refer these instances to PRICING for resolution.

ALTERATIONS to existing mould equipment, which are required by customer, will be chargeable at cost plus an administration charge. Where cost exceeds non-rebatable amount, the difference will be rebatable as per the policy.

MOULD OBSOLESCENCE - when a customer discontinues using or replaces a mould with an unearned rebate, the rebate will be forfeited and any unpaid rebatable charge will immediately become due for payment.

BLOW MOULD CHANGE MOULD CHARGES WITHIN CUSTOMER GROUP - The primary mould (highest volume) is priced according to the price book for the appropriate mould group. The remaining moulds are priced at 60% of the mould charge for the appropriate mould group. This amount is fully rebatable upon shipment/billing of the published rebatable quantity. The applicable non-rebatable engineering applies for each subsequent mould.

UNIT MOULDS developed at customer's request will be subject to unit mould charge of $25,600 for round moulds or $30,800 for other shapes, plain or decorated. If unit mould is approved and order placed for a full set of equipment at full mould charges, unit mould charge will be fully refunded. Sampling charges as published will apply to all customer requested glass sampling.

WITH A GLASS HANDLE in the neck, shoulder or body (other than in the finish) the appropriate non-rebatable mould charge - group 3 or 6 will be increased by $8,400 without change to the listed rebatable amount. If other than round or if the handle area is cut away so as to alter the true round shape, group #6 applies.

THE SHARP HIGH COLLAR (SHC) FEATURE will increase the non-rebatable mould charge by $7,000 without change to listed rebatable amount.

NEW BOTTOM PLATES (non-rebatable)

Regular - $3,100/set. Fancy design decoration - $4,400/set.

Plus $13.00/letter or numeral - Consumers Glass identification excepted.

Requests for additional lettering on existing plates treated as alteration at cost.

GENERAL INFORMATION
                                                                         PAGE 15

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


NEW NECK RINGS

To and including 38 mm but not including glass handles      - $16,500
Over 38 mm and including all mm sizes with glass handles    - $25,600.

Only amount in excess of appropriate mould group number non-rebatable charge is rebatable on regular basis.

MOULD STORAGE COSTS to charge customers for moulds that remain inactive over two years, in order to ensure that these storage costs are recovered.

In September of each year, the Mould Controller issues scrap requests for all items inactive for at least two years. There are three options available to the customer:

         a) Mould to be scrapped. No charge applicable.
         b) Moulds to be crated and shipped to customer. Charge to be applied.
         c) Moulds to remain at Consumers Glass. Storage charges to be applied.

In order to ensure these charges are raised, a form will be attached to the scrap requests. If option "B or C" is selected, the Account Manager should route a copy of this form to the appropriate CSR, who will then be alerted to raise an invoice to the customer for either mould storage or creating charges. The CSR will not need to follow up the following year, as the Mould Controller will again raise another scrap request and the whole charge of $1,500 per year until the fifth year at which time the moulds are scrapped. If the customer elects to have the moulds shipped to his location, a charge of $500 for crating is applicable. In addition, customer should be aware that if moulds are returned to Consumers Glass for future production, a refurbishing charge will be assessed for the customer's account.

If option "A" (Mould to be Scrapped) is chosen, the form is to be returned to PRICING for approval.

Under extenuating circumstances, approval may be obtained from PRICING to waive Mould Storage charges.

A NEW DESIGN SERVICE is offered for hand outline drawings and/or dimensional drawings free of charge for new or altered mould designs.

MODELS will be charged, and one wood and plastic will be permitted per engineered drawing. A wood model is required to make a plastic. When an invoice has been received from the model maker, the regional office will be advised, so the customer may be invoiced.

MODELS at creative stages will be allowed at the discretion of SALES MANAGEMENT.

GENERAL INFORMATION
                                                                         PAGE 16

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


WHERE REGISTRATION DRAWINGS are required by customer for design registration purposes refer to PRICING.

A NON-CONTAINER DESIGN WORK charge to apply to all Creative Design work that is not directly related to the glass container design will be priced on an individual basis. This covers such work as labels, exterior packaging, logo medallion, etc.

GENERAL INFORMATION
                                                                         PAGE 17

                                                           DATE: January 4, 1999

------------------------------------------------------------------------------


MOULD GROUPINGS

PLAIN - GROUPS 1 AND 4

Applies to perfectly plain straight-sided moulds (rounds may be straight taper but other than rounds cannot be tapered). Includes moulds on which there is minimum amount of lettering, e.g., simple trade mark, monogram, content lettering, product or trade name on body, and/or lettered bottom plates. Label panel of maximum .030" depth is permitted in group 1 rounds only provided panel is of same depth completely around the item (panel may be tapered but not greater than .030" depth at top or bottom).

SEMI-DECORATED - GROUPS 2 AND 5

Applies to plain moulds other than straight sided, (including plain tapered other than round) and/or straight-sided moulds on which there is considerable lettering. Includes decorated moulds on which decoration is of simple horizontal or vertical design only, but no combination of the two. Includes plain fluted moulds and plain moulds with indented or raised finger grip or label space (except as noted in plain group above). Decorationis restricted to horizontal design that can be turned on a lathe or vertical design that can be cut on a shaper. Does not include decorations which require extensive bench work. Lettering must be high in glass/deep in metal.

HIGHLY-DECORATED - GROUP 3 AND 6

Applies to moulds of fancy shape or with fancy designs, and/or fancy decorations. Includes all moulds with glass handle in finish or neck ring only. Generally these charges will apply to any design which requires extensive benchwork. Also includes moulds with angular parting line.

Stippling is not considered a decoration.

REBATE QUANTITY - represents the total quantity required to be shipped/billed within twenty-four month period from date of first shipment to acquire full rebate of the rebatable amount. Rebates on one-third shipment/billing of rebate quantity - no rebate being applicable to shipment/billing of intermediate quantities. Total rebate will not exceed rebatable amount indicated and shipment/billings in excess of quantity required for full rebate on one item cannot be used towards rebate for any other items.


SECTION STOCK MOULDS                                                                                                       PAGE 1

                                  REGION - EAST

------------------------------------------------------------------------------------------------------------------------------------
             STOCK NO              BASIS           CAP     WGT     DIAM     FINISH      WGT/GR    GRS/P    DOZ    CARTON    MIN RUN
             NO. DE STOCK          SOURCE          CAP     POIDS   DIAM     FINI                           DOUZ   CARTON      DAYS
------------------------------------------------------------------------------------------------------------------------------------

X-STOCK NO. TO BE DISCONTINUED        Y-MOULD OR FINISH TO BECOME MTO          Z-ITEM TO BE DISCONTINUED            JAN. 4, 1999

PRODUCT GROUP - D/C/C

METRIC ROUNDS/RONDES METRIQUES

500 ml       512/0132/002 SSL/ACS PP-01-18.00-A    18.84   9.250   3.006    28-400-405   91.06    16.00    4.00  7328A         4

MISCELLANEOUS
JUGS/CRUCHES

X 4L 632/6055/128         SSL/ACSGH-01-140.00-A1   42.33   47.000  6.625    38-400-405   543.43   1.75     0.33  6989A

NM FOODS

JUICES/(NARROW & WIDE MOUTH)

* Y 300 ml   321/0317/005 SSL/ACS SPECIAL          11.24   5.250   2.565    38-20001    51.77     38.79          BULK          28
*   300 ml   321/0764/002 SSL/ACS SPECIAL          11.24   5.250   2.565    38-20001    49.47     38.79          BULK          28

*   300 ml   321/0764/001 SSL/ACS SPECIAL          11.24   5.250   2.565    38-20001    49.47     38.79          BULK          28

*   16 US oz 321/0362/002 SSL/ACS SPECIAL          17.59   7.500   2.880    38-20001    74.06     26.25          BULK          28
*   16 US oz 321/0362/026 SSL/ACS SPECIAL          17.59   7.500   2.880    38-20001    74.06     26.25          BULK          28

*   16 US oz 321/0765/001 SSL/ACS SPECIAL          17.59   7.500   2.880    38-20001    69.49     26.25          BULK          28

*   1L       321/0258/019 SSL/ACS WM-05-32.00-A    36.81   14.250  3.900    38-20001    149.22     8.33    1.00  7507A          7

*   1L       321/0258/002 SSL/ACS WM-05-32.00-A    36.81   14.250  3.900    38-20001    134.00     9.00          BULK           7
*            321/0258/002                                                   38-20001    142.31    11.25          BULK           7

*   48OZ     321/0245/019 SSL/ACS WM-05-46.00-A    50.24   19.000  4.392    38-20001    197.50     6.00    1.00  3116A          7

*   48OZ     321/0245/002 SSL/ACS WM-05-46.00-A    50.24   19.000  4.392    38-20001    197.50     8.25          BULK           7

LIQUID DRESSING

*   8OZ U.S. 371/8709/009 SSL/ACS SPECIAL           9.35   9.00    3.562    38-400      92.91     18.75    1.00  2266B         10


NOTE: ALL CONTRACT TERMS ARE FOR 6 MONTHS EXCEPT ITEMS WITH * WHICH ARE 4 MONTH CONTRACT TERMS


SECTION STOCK MOULDS                                                                                                       PAGE 2

                                  REGION - EAST

------------------------------------------------------------------------------------------------------------------------------------
             STOCK NO              BASIS           CAP       WGT     DIAM     FINISH      WGT/GR    GRS/P   DOZ    CARTON   MIN RUN
             NO. DE STOCK          SOURCE          CAP       POIDS   DIAM     FINI                          DOUZ   CARTON     DAYS
------------------------------------------------------------------------------------------------------------------------------------


X-STOCK NO. TO BE DISCONTINUED         Y-MOULD OR FINISH TO BECOME MTO          Z-ITEMTO BE DISCONTINUED           JAN. 4, 1999

PRODUCT GROUP - DC/C/C

METRIC GRAND LINE/SERIE GRANDE

1L           381/627/012 AL/xa nm-01-35.50- B      36.92     17.500  3.511    28-400-405   181.72   7.33    1.00  6567A          4

WM FOODS

BARRELS/BARILS

500ML        101/6446/009 SSL/ACS WM-01-18.25-A    18.48     7.500   3.338    70-2030     110-74    15.17   1.00  7518A          4

750ml        101/0067/004 SSL/ACS WM-01-27-25-A    27.72     11.000  3.631    70-2030     138.00    10.08   1.00  6649A          5

1L           101/0417/004 SSL/ACS SM-01-35.00-B    36.96     13.500  4.051    82-2040     140.36    8.25    1.00  7500B          5

1.5L         101/6441/010 SSL/ACS WM-01-53.00-B    55.44     20.500  4.650    82-2040     227.43    5.25    0.50  6651A          4

PEANUT BUTTER/BEURRES D'ARACHIDE

500g         101/7166/023 SSL/ACS SPECIAL          17.64     9.000   3.281    83-400-405  93.74     15.17   1.00  7686A          4

500g         101/7166/024 SSL/ACS SPECIAL          18.19     9.000   3.281    83-2040     93.74     15.17   1.00  7571A          4

ROUND SPICE/EPICE ROND

100 ml       361/0069/005 SSL/ACS SPECIAL          3.52      3.270   1.768    43-485-405  31.88     58.50   6.00  7552B          4

SALAD DRESSING

16U.S. o     101/0402/002 SSL/ACS SPECIAL          17.44     7.500   3.162    70-450      80.13     15.00   1.00  7464A          4

32U.S. o     101/0413/001 SSL/ACS SPECIAL          34.36     12.500  3.937    70-470      131.33    8.33    1.00  7465A          5

355ml        371/0759/001 SSL/ACSSPECIAL           13.35     8.75    2.510    38-400-405  90.73     18.33   1.00  7725A          3
355ml        371/0759/001 SSL/ACSSPECIAL           13.35     8.75    2.510    38-2000 1   90.73     18.33   1.00  7725A          3

NOTE: ALL CONTRACT TERMS ARE FOR 6 MONTHS EXCEPT ITEMS WITH * WHICH ARE 4 MONTH CONTRACT TERMS


SECTION STOCK MOULDS                                                                                                       PAGE 3

                                  REGION - EAST

------------------------------------------------------------------------------------------------------------------------------------
             STOCK NO              BASIS         CAP       WGT       DIAM     FINISH      WGT/GR  GRS/P    DOZ    CARTON    MIN RUN
             NO. DE STOCK          SOURCE        CAP       POIDS     DIAM     FINI                         DOUZ   CARTON      DAYS
------------------------------------------------------------------------------------------------------------------------------------


X-STOCK NO. TO BE DISCONTINUED         Y-MOULD OR FINISH TO BECOME MTO          Z-ITEMTO BE DISCONTINUED           JAN. 4, 1999


PRODUCT GROUP - D/C/C

SAUCES

700ml        101-0591-004 SSL/ACS SPECIAL        27.06     13        3.455    70-450-405   133.82  11.00    1.00   7729A         3

SHORT CYLINDERS

250ml        101/8880/007 SSL/ACS SPECIAL        9.50      4.750     2.900    70-2030      62.48   28.33    1.00   6903A         5

250ml        101/8880/008 SSL/ACS SPECIAL        9.50      4.750     2.900    70-400-405   70.86   29.75    1.00   6903A         5

375ml        101/8532/017 SSL/ACS SPECIAL        14.13     7.000     3.049    70-2000030   70.45   20.00    1.00   6670A         5
                             WM-01-14.25-A

500ml        101/8883/009 SSL/ACS SPECIAL        18.74     10.000    3.445    82-2040      106.38  16.00    1.00   7337A         4
                              WM-01-18.25-C

740ml        101/8882/006 SSL/ACS SPECIAL        27.96     11.500    3.580                 160.36  11.00    1.00   6671A         4

TALL CYLINDERS/GRANDS CYLINDRES

* 250ml      101/6980/028 SSL/ACS SPECIAL        9.25      5.500     2.360    53-2020      57.79   28.17    1.00   6626A        10

* 250ml      101/6980/029 SSL/ACS SPECIAL        9.25      5.500     2.360    53-485-405   57.79   28.17    1.00   6626A        10

* 375ml      101/6980/041 SSL/ACS SPECIAL        13.75     6.750     2.664    58-2020      70.90   21.00    1.00   7483A        10

* 375ml      101/6980/043 SSL/ACS SPECIAL        13.75     6.750     2.664    58-400-405   70.90   21.00    1.00   7483A        10

500ml        101/7207/006 SSL/ACS SPECIAL        18.15     9.000     2.861    63-2030      93.39   16.5     1.00   7549A        10
                              WM-01-27.25B

750ml        101/0033/006 SSL/ACS SPECIAL        27.72     11.250    3.440    70-2030      144.04  12.83    1.00   6687A        10
                              WM-27.25.25B

NOTE: ALL CONTRACT TERMS ARE FOR 6 MONTHS EXCEPT ITEMS WITH * WHICH ARE 4 MONTH CONTRACT TERMS



SECTION STOCK MOULDS                                                                                                       PAGE 4

                                  REGION - EAST

------------------------------------------------------------------------------------------------------------------------------------
             STOCK NO              BASIS           CAP       WGT     DIAM     FINISH      WGT/GR   GRS/P   DOZ    CARTON    MIN RUN
             NO. DE STOCK          SOURCE          CAP       POIDS   DIAM     FINI                         DOUZ   CARTON      DAYS
------------------------------------------------------------------------------------------------------------------------------------

X-STOCK NO. TO BE DISCONTINUED         Y-MOULD OR FINISH TO BECOME MTO          Z-ITEMTO BE DISCONTINUED           JAN. 4, 1999


PRODUCT GROUP - D/C/C

UNIVERSALS/UNIVERSELS

125ml        101/7071/027 SSL/ACS SPECIAL          4.67      2.880    2.094    48-2010      46.31    48.00   1.00   7504A        4

125ml        101/7071/025 SSL/ACS SPECIAL          4.67      2.880    2.094    48-2010      35.96    48.00   2.00   6595A        4

125ml        101/7071/026 SSL/ACS SPECIAL          4.67      2.880    2.094    48-400-405   45.29    48.00   2.00   6595A        4

250ml        101/6366/027 SSL/ACS WM-01-9.00-A     9.22      4.750    2.609    58-400-405   48.74    26.67   2.00   6998A        3

250ml        101/6366/028 SSL/ACS WM-01-9.00-A     9.22      4.850    2.609    58-2020      48.74    26.67   2.00   6998A        3

500ml        101/6336/040 SSL/ACS SPECIAL          18.44     7.500    3.300    63-400-405   83.83    16.33   1.00   6598A        3

500ml        101/6336/040 SSL/ACS SPECIAL          18.44     7.500    3.300    63-2030      83.83    16.33   1.00   6598A        3

750ml        101/6340/010 SSL/ACS WM-01-27.25-A    27.72     10.500   3.711    63-400-405   120.36   11.00   1.00   7531A        4

1L           101/7176/013 SSL/ACS WM-01-35.00-B    36.89     13.000   3.984    70-2030      135.01   9.17    1.00   7602A        5

1L           101/7176/014 SSL/ACS WM-01-35.00-B    36.89     13.000   3.984    70-400-405   135.01   9.17    1.00   7602A        5

X2L          101/7293/006 SSL/ACS WM-01-70.00-A    73.78     23.000   5.063    83-400-405   252.44   4.50    0.50   7548A

* 4L         131/6326/069 SSL/ACS WM-01-147.00-    147.13    46.000   6.420    10-2070      533.71   1.75    0.33   6601A        10

* 4L         131/6326/070 SSL/ACS WM-01-147.00-    147.13    46.000   6.420    10-2070      605.14   1.75    0.16   7455A        10

* 4L         131/6326/042 SSL/ACS WM-01-147.00-    147.00    41.000   6.666    89-2050      488.57   1.75    0.33   6724A        10

* 4L         131/6326/043 SSL/ACS WM-01-147.00-    147.00    41.000   6.666    89-2050      557.22   1.94    0.16   7456A        10



NOTE: ALL CONTRACT TERMS ARE FOR 6 MONTHS EXCEPT ITEMS WITH * WHICH ARE 4 MONTH CONTRACT TERMS


SECTION STOCK MOULDS                                                                                                       PAGE 1

                                  REGION - WEST

------------------------------------------------------------------------------------------------------------------------------------
             STOCK NO              BASIS         CAP       WGT     DIAM     FINISH      WGT/GR  GRS/P    DOZ      CARTON    MIN RUN
             NO. DE STOCK          SOURCE        CAP       POIDS   DIAM     FINI                         DOUZ     CARTON      DAYS

------------------------------------------------------------------------------------------------------------------------------------

X-STOCK NO. TO BE DISCONTINUED         Y-MOULD OR FINISH TO BECOME MTO          Z-ITEM TO BE DISCONTINUED           JAN. 4, 1999

NM FOODS
JUICES (NARROW & WIDE MOUTH)

* Y 300ml    321/0317/013 SSL      SPECIAL       11.24     5.250   2.565    38-2000 I   51.77   38.79    BULK                 10
*   300ml    321/0764/001 SSL      SPECIAL       11.24     5.000   2.565    38-2000 I   49.47   38.79    BULK                 10
*   300ml    321/0764/002 SSL      SPECIAL       11.24     5.000   2.565    38-2000 I   49.47   38.79    BULK                 10

*   16U.S.oz 321/0362/002 SSL      SPECIAL       17.59     7.500   2.880    36-2000 I   74.06   26.25    BULK                 10
*   16U.S.oz 321/0362/026 SSL      SPECIAL       17.59     7.500   2.880    36-2000 I   74.06   26.25    BULK                 10

LIQUID DRESSINGS

8oz U.S.     321/8709/009 SSL/AC   SPECIAL       9.35      9.000   3.562    38-400      92.91   18.75    1.00     2266B       5

WM FOODS

SAUCES

700ml        101-0591-004 SSL      SPECIAL       27.06     13.000  3.455    70-450-40   133.82  11.00     1.00    7729A       3

SHORT CYLINDERS

700ml        101/8882/006 SSL     WM-01-27.25-   27.96     11.500  3.580    82-2040     160.38  11.00    1.00     6671A       4


NOTE: ALL CONTRACT TERMS ARE FOR 6 MONTHS EXCEPT ITEMS WITH * WHICH ARE 4 MONTH CONTRACT TERMS

                                                                   EXHIBIT 10.14
                           BEVERAGE SUPPLY AGREEMENT

DATED:      March 29, 1999

BETWEEN: SWISS NATURAL Foods, Inc. (hereinafter referred to as "SWISS NATURAL"), a Delaware corporation with offices located in Grandview, New York,

AND: DUNKIN' DONUTS MIDATLANTIC DCP, Inc. (hereinafter referred to as the "DCP") a New Jersey corporation with its principal offices located in Swedesboro, New Jersey.

WHEREAS, SWISS NATURAL agrees to supply to the DCP tea, fruit and juice drinks (such products being hereinafter referred to as set forth in exhibit A attached hereto as the "PRODUCTS'; and the DCP desires that SWISS NATURAL be designated an authorized DCP supplier of tea, fruit, and juice drinks and SWISS NATURAL is the owner of various proprietary glass container(s), trademarks, and proprietary formula for the manufacture of various soft drink concentrates and finished products and shall hereby develop, produce, and supply products under the trademark of SWISS NATURAL to the DCP.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SWISS NATURAL and the DCP hereby agree as follows:

1. DCP hereby grants to SWISS NATURAL the right to be an authorized DCP supplier of the PRODUCTS. During the term of this Agreement, the DCP shall purchase from SWISS NATURAL the PRODUCTS for supply to all Mid-Atlantic Dunkin Donut FRANCHISES (the "FRANCHISES") to whom the DCP shall distribute such PRODUCTS. It is understood and agreed that the DCP has the right to resell PRODUCTS purchased from SWISS NATURAL only to the Dunkin Donut FRANCHISES.

2. This Agreement shall be effective on the date hereof and shall terminate at the expiration of thirty-six (36) months from the date hereof unless terminated earlier pursuant to the provisions of paragraph II hereof. This agreement shall be extended beyond the termination date for an additional period of time as mutually agreed to by both parties, no later than 90 days prior to the termination of this agreement.

3. The DCP shall submit to SWISS NATURAL purchase orders for all PRODUCTS in a form agreed to by the DCP and SWISS NATURAL. All orders shall be placed no less than fourteen (14) days prior to the expected delivery date of the PRODUCTS ordered. All orders shall be paid in US dollars in accordance with the terms as set forth on Exhibit A and D.

4. The price for PRODUCTS supplied by SWISS NATURAL shall be as set forth in exhibit A. Each delivery of PRODUCTS shall be made FOB the DCP warehouse facility at Swedesboro, New Jersey or FOB the SWISS NATURAL warehouse facility at Carteret, New Jersey. In either case upon the delivery of any PRODUCTS, the DCP shall become responsible for all charges, expenses, loss or damage to such PRODUCTS.

5. SWISS NATURAL may make available to the FRANCHISES serviced by the DCP, beverage coolers owned by SWISS NATURAL, its affiliate or associate upon certain terms and conditions. During the term of this agreement each FRANCHISES, approved by the DCP, shall be granted the opportunity to have SWISS NATURAL provide, and the DCP deliver such cooler, at no initial cost, other than the standard DCP $1.55 unit delivery charge, either a single door or countertop cooler (the size of the cooler to be determined by both SWISS NATURAL and the FRANCHISES based upon account needs). All FRANCHISES shall be required by SWISS NATURAL to store in such coolers only PRODUCTS, and milk based products which are determined by SWISS NATURAL not to be competitive with the PRODUCTS and which milk based products shall only be merchandised on the bottom two shelves of a single door cooler and bottom shelf of a countertop cooler.

     A. Cooler Inception Schedule: Immediately following the execution of this agreement each franchise shall be offered an initial introductory period of 90 days in which to enroll in the beverage program and thereby receive a beverage cooler as mutually agreed to by SWISS NATURAL and the franchisee. Any FRANCHISES which enroll in this beverage program after the initial period shall be provided a pro rata Cooler Termination schedule from SWISS NATURAL based on the enclosed Cooler Termination schedule B and C.

     B. Cooler Termination: The following cooler termination structure shall be offered to FRANCHISES:

     I. If any FRANCHISES (a) does not purchase a minimum amount of sixty cases of PRODUCTS for a single door cooler and or thirty nine cases of product for a counter top cooler within each consecutive three month period from receipt of a cooler or (b) does not purchase the minimum annual amount of two-hundred and forty cases of PRODUCTS for a single door cooler and or one-hundred and fifty-six cases of PRODUCTS for a counter top cooler within each three consecutive twelve month period from receipt of a cooler or (c) notifies SWISS NATURAL of their intent not to participate in the SWISS NATURAL beverage program offered by the DCP or (d) SWISS NATURAL, at its sole discretion notifies the FRANCHISES that the cooler is to be removed, then in each case the cooler(s) may be removed at the discretion of SWISS NATURAL.

     II. Provided FRANCHISES implements this program and during a 36 month period from and after the receipt of a cooler complies with the minimum purchase requirements then the following cooler provisions shall be applicable:

     a. Each single door cooler shall have an initial cost value of $1,200.00 which shall be reduced by $400.00 per year for each consecutive year commencing with the delivery date of such cooler to the FRANCHISES. In consideration of SWISS NATURAL providing the cooler the FRANCHISES agrees to purchase a minimum of two hundred and forty (240) cases of PRODUCTS each consecutive year for a three year period from the DCP, commencing with the delivery date of the cooler to the FRANCHISES. Within thirty (30) days after a maximum of 36 consecutive months the cooler may be purchased directly by the FRANCHISES for $1.00 or the cooler at the discretion of SWISS NATURAL, will remain the property of SWISS NATURAL, or

     b. Each counter top cooler shall have an initial cost value of $800.00 which shall be reduced by $266.67 per year for each consecutive year commencing with the delivery date of the FRANCHISES. In consideration of SWISS NATURAL providing the cooler the FRANCHISES agrees to purchase a minimum of one hundred and fifty six (156) cases of PRODUCTS each consecutive year for a three year period from the DCP commencing with the delivery date of such cooler to the FRANCHISES. Within thirty (30) days after a maximum of 36 consecutive months the cooler may be purchased directly by the FRANCHISES for $1.00 or the cooler will at the discretion of SWISS NATURAL, remain the property of SWISS NATURAL.

     III. Provided however the FRANCHISES does not comply with the minimum purchase requirements and SWISS NATURAL executes its right to remove the cooler, the cooler may be offered for purchase to the FRANCHISES at the option of SWISS NATURAL for the amount due to the nearest calculated applicable numbered month such month to be determined by dividing the total amount of PRODUCT in cases purchased by the specific FRANCHISES, by twenty
     (20), thereby indicating the applicable numbered month and the corresponding payment required as stipulated in Exhibit B applicable to a single door cooler and Exhibit C applicable to a counter top cooler both schedules titled Cooler Termination Cost.

6. The DCP and FRANCHISES selling any PRODUCTS shall have the right to use the name SWISS NATURAL and any trademark of SWISS NATURAL solely in connection with selling the PRODUCTS provided that (1) SWISS NATURAL shall have approved any such use in writing each time the DCP or any Dunkin Donut FRANCHISES proposes to use such trademarks; (2) the DCP and each Dunkin Donut FRANCHISES agrees that the name SWISS NATURAL and the trademarks shall remain the sole property of SWISS NATURAL; and (3) upon termination of this Agreement, the DCP and each Dunkin Donut FRANCHISES shall immediately cease and desist from any further use of the name SWISS NATURAL and any trademark of SWISS NATURAL. The DCP agrees that neither it nor any FRANCHISES shall alter or remove any trademarks on any PRODUCTS received pursuant to this Agreement or do anything which might impair SWISS NATURAL right, title or interest in any trademark and that neither will attempt to acquire any right, title or interest thereto.

7. The DCP and SWISS NATURAL acknowledge that any information or data disclosed to the DCP by SWISS NATURAL concerning the PRODUCTS or general business policies of SWISS NATURAL which is not generally available in the public domain constitutes valuable trade secrets of Swiss Natural. DCP agrees to hold such information in trust and confidence, and not to disclose such information to any third party and the DCP further agrees to take all additional steps necessary to protect such information and only disclose such information to those of its employees required to have such knowledge in order to fulfill their obligations hereunder and subject to agreement with each such person to maintain the confidentiality of such information. DCP acknowledges that the use of such information in a matter contrary to the provisions hereof would cause irreparable harm to SWISS NATURAL for which monetary damages would be inadequate and, therefore, the DCP agrees that, in addition to damages and reasonable attorney's fees, SWISS NATURAL shall be entitled to enjoin any such breach in a competent court. Upon expiration of this Agreement, DCP shall deliver to SWISS NATURAL all copies of any such confidential information furnished to it.

     The DCP and SWISS NATURAL acknowledge that any information or data disclosed to SWISS NATURAL by the DCP concerning the DCP or general business policies of the DCP which is not generally available in the public domain constitutes valuable trade secrets of the DCP. SWISS NATURAL agrees to hold such information in trust and confidence, and not to disclose such information to any third party and SWISS NATURAL further agrees to take all additional steps necessary to protect such information and only disclose such information to those of its employees required to have such knowledge in order to fulfill their obligations hereunder and subject to agreement with each such person to maintain the confidentiality of such information. SWISS NATURAL acknowledges that the use of such information in a matter contrary to the provisions hereof would cause irreparable harm to DCP for which monetary damages would be inadequate and, therefore, SWISS NATURAL agrees that, in addition to damages and reasonable attorney's fees, DCP shall be entitled to enjoin any such breach in a competent court. Upon expiration of this Agreement, SWISS NATURAL shall deliver to DCP all copies of any such confidential information furnished to it.

8. Neither party hereto shall be liable to the other party hereto, except by reason of acts or omissions in contravention of this Agreement or due to gross negligence. Each party hereto shall defend, indemnify and hold the other party hereto harmless from and against any and all losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorney's fees) to which such entity could be subject, arising out of or in connection with any acts or omissions by the other party hereto in contravention of this Agreement or due to the other party's gross negligence.

9. SWISS NATURAL shall not be liable for any delay or failure on its part to perform hereunder, in whole or in part, if such delay or failure is caused by the occurrence of any contingency beyond the control of SWISS NATURAL including, by the way of illustration, but not limitation, war, sabotage, insurrection, riot or other act of disobedience, act of public enemy, failure or delay in transportation, act of any government or any agency of subdivision thereof, judicial action, labor dispute, accident, fire, flood, explosion, storm or other act of God or shortage of labor, raw material, fuel or machinery.

10. The relationship of the parties hereto during the term of this Agreement shall be that of separate legal parties and neither is the agent or employee of the other. The DCP shall not have, and shall not represent that it has, any right or authority to bind SWISS NATURAL, or to assume or create any obligation or responsibility, express or implied on behalf of SWISS NATURAL.

11.  SWISS NATURAL may terminate this Agreement, (a) at will upon notification
     (b) immediately without notice to DCP if (1) DCP fails to perform any of its duties under this Agreement or (2) DCP becomes bankrupt or insolvent or commences or suffers the commencement of a reorganization or insolvency proceeding. If this Agreement terminates pursuant to the provisions of this paragraph, SWISS NATURAL may, in its sole discretion, exercise any or all of its remedies under law including, but not limited to, acceleration of all outstanding invoices due to SWISS NATURAL, stoppage of shipments in transit and repossession of Products not paid for which are in the possession of DCP.

12. All statements made herein by the party's hereto, and their respective obligations to be performed pursuant to the terms hereof, shall survive the date hereof, notwithstanding any examination by or on behalf of any party hereto, notwithstanding any notice of a breach or a failure to perform not waived in writing and notwithstanding the consummation of the transactions hereby contemplated with knowledge of such breach or failure.

13. All communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt required, if intended for SWISS NATURAL shall be addressed to SWISS NATURAL, attention Herbert Paul at 1031 Route 9W, Grandview, New York 10960 or such address which SWISS NATURAL shall have given to the DCP. And if intended for the DCP, shall be addressed to the DCP, attention General Manager at Swedesboro, New Jersey or such other address which the DCP shall have given to Swiss Natural for the purpose of notice to SWISS NATURAL. All notices shall be considered given as of the date received.

14. This Agreement constitutes the entire understanding as to the subject matter hereof among the parties hereto and no waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged.

15. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

16. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed solely within said state without giving effect to conflict of law or principles thereof.

18. In the event that any one or more of the provisions contained herein or the application thereof in circumstances, is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this agreement shall not be in any way impaired or affected.

19. The failure of any PARTY to exercise any of its rights under this Agreement or to require performance of any term or provision of this Agreement, or the waiver by any party of such breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement. Any waiver of performance of any of the terms or conditions of this Agreement shall be effective only if in writing and signed by the party against which such waiver is to be enforced.

IN WITNESS WHEREOF, each of the undersigned have executed this Agreement on the date first written above.

Accepted and agreed this 29 day of       Accepted and agreed this 31 day of

                      March,1999                                March, 1999

MIDATLANTIC DCP                        SWISS NATURAL, FOODS INC.


  /s/ Craig V. Sitter                   /s/ Ralph M. Ferrante
--------------------------------       --------------------------------
By:  Craig V. Sitter                   By: Ralph M. Ferrante
Title: Vice President/General
          Manager                        Title: CEO

                                   EXHIBIT A
                              PRODUCTS AND PRICING

Item                  Container  Size   Case Size   Pallet Size

SWISS NATURAL TEAS
ICY Tea w Lemon       Glass      160z.     24          54
ICY Tea w Peach       Glass      16Oz.     24          54
ICY Tea w Raspberry   Glass      160z.     24          54
ICY Diet Tea w Peach  Glass      160z.     24          54
ICY Diet Tea w Lemon  Glass      160z.     24          54

SWISS NATURAL FRUIT DRINKS
ICY Berry Glass                  160z.     24          54
ICY Citrus Glass                 160z.     24          54
ICY Melonade Glass               160z.     24          54

SWISS NATURAL 100% JUICES
100% Orange Glass                120z.     24          70
100% Apple Glass                 120z.     24          70

Pricing notes:

1. All Pricing as stipulated in this exhibit for the teas and fruit drinks is for twelve months from the date of execution of this agreement. All Pricing as stipulated in this exhibit for the 100% juice drinks is for six months from the date of execution of this agreement. Thereafter pricing may be changed at the sole discretion of Swiss Natural.

2. Price does not include pallets. Grade A pallets shall be returned with each delivery or pickup or paid for at $6.75 per pallet upon invoice. The DCP shall have 30 days subsequent to notice by Swiss Natural to cure any pallet deficiencies. If such deficiency is not cured within the 30 day period, Swiss Natural reserves the right to increase the pricing per case to cover the cost of pallets and eliminate the return pallet policy.

3.   Pricing terms 1% provided receipt within 10 days. Net 20 days.

*Exhibit A: May exclude items from the above list or include future items, developed, produced or supplied to the DCP.

                                                                   EXHIBIT 10.17

                           Swiss Natural Brands, Inc.
                                  1031 Route 9W
                            Grandview, New York 10960


Comprehensive Capital Corporation                          ______________ , 1999
1600 Stewart Avenue, Suite 405
Westbury, New York 11590

Gentlemen:

         In connection with an initial public offering ("IPO") of Swiss Natural Brands, Inc. (the "Company"), which offering is being underwritten by Comprehensive Capital Corporation ("Comprehensive") the following sets forth our understanding with respect to Comprehensive providing financial advisory services for the Company.

         1. For a period of two (2) years commencing on the date hereof, Comprehensive will render financial consulting services to the Company as such services shall be required but in no event shall such services require more than two business days per month. Your services shall include the following:

                  (a) to advise and assist in matters pertaining to the financial requirements of our corporation and to assist, as and when required, in formulating plans and methods of financing;

                  (b) to prepare and present financial reports required by us and to analyze proposals relating to obtaining funds for our business, mergers and/or acquisitions;

                  (c) to assist in our general relationship with the financial community including brokers, stockholders, financial analysts, investment bankers, and institutions; and

                  (d) to assist in obtaining financial management, and technical and advisory services, and financial and corporate public relations, as may be requested or advisable.

         2. All services required to be performed hereunder shall be requested by the Company in writing and upon not less than seven business days notice, unless such notice is waived by you. Such notice shall be to the address specified above or to such other place as you shall designate to us in writing.

         3. For Comprehensive's services to be performed hereunder, and for Comprehensive's continued availability to perform such services, the Company will pay Comprehensive a fee in an amount equal to two (2%) percent of the gross proceeds of this offering (including the Over-Allotment Option) for services for two (2) years from the date hereof which sum is payable in full in advance at each closing date of the IPO.

Further, we will reimburse Comprehensive for such reasonable out-of-pocket expenses as may be incurred by Comprehensive on the Company's behalf, but only to the extent authorized by the Company.

         4. This Agreement has been duly approved by the Company's Board of Directors.

         5. Comprehensive shall have no authority to bind the Company to any contract or commitment, inasmuch as Comprehensive's services hereunder are advisory in nature.

         6. Comprehensive will maintain in confidence all proprietary, non-published information obtained by you with respect to the Company during the course of the performance of your services hereunder and Comprehensive shall not use any of the same for your own benefit or disclose any of the same to any third party, without the Company's prior written consent, both during and after the term of this Agreement.

         7. This Agreement shall not be assignable by either party without the other party's prior written consent.

         8. This Agreement shall be binding upon, and shall inure to the benefit of the Company's and Comprehensive's respective successors and permitted assigns.

         9. The foregoing represents the sole and entire agreement between us with respect to the subject matter hereof and supersedes any prior agreements between us with respect thereto. This Agreement may not be modified, amended or waived except by a written instrument signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws of such State.

         Please signify your agreement to the foregoing by signing and returning to us the enclosed copy of this Agreement which will thereupon constitute an agreement between us.
                                                 Very truly yours,

                                                 SWISS NATURAL BRANDS, INC.

                                                 BY__________________________
                                                     Herbert Paul, President

Agreed and Consented to:

COMPREHENSIVE CAPITAL CORPORATION

BY____________________________________
         Olga Scoppa, President

                                                                   EXHIBIT 10.19
                            CARTERET PACKAGING, Inc.
                     1200 Milik Street; Carteret, N.J. 07008
                   tel: (732) 969 - 1600      fax: (732) 969 - 9590
                            www.carteretpackaging.com
                     FOOD MANUFACTURING AND CUSTOM PACKAGING



                                    AGREEMENT


September 22, 1999

Between:

Carteret Packaging, Inc. (hereinafter referred to as "CPI" and

Swiss Natural Foods, Inc. (hereinafter referred to as "SNFI")

WHEREBY:

CPI agrees to manufacture and bottle for SNFI assorted beverage products in glass containers, (the `Products"),

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, SNFI and the CPI hereby agree as follows:

1. SUPPLY OF INGREDIENTS:

         a. SNFI agrees to supply CPI with an adequate quantity of ingredients, as listed below, suitable for the manufacture, mixing and preparation, together with all necessary packaging components, required to maintain and produce the Products at the production levels defined herein. Such components shall include:

          1.   12 and 16 oz. glass bottles.

          2.   38mm caps

          3.   Labels

          4.   Trays

          5.   Dividers

          6.   SNFI Product Concentrate

          7.   SNFI Formula Ingredients

          8.   Pallets

          b. CPI agrees to supply SNFI with an adequate quantity of ingredients specified by SNFI, suitable for the manufacturing, mixing and preparation, together with all necessary packaging components, required to maintain and produce the Products at the production levels specified herein. Such components shall include: 1. Filtered water 2. High Fructose 55 3. Citric Acid (Kosher) 4. Shrink Wrap 5. Stretch Film 6. Glue for labels 7. Pallet labels

                     FOOD MANUFACTURING AND CUSTOM PACKAGING

AGREEMENT/cont...

3. DELIVERY OF INGREDIENTS. SNFI shall deliver all ingredients and packaging components on pallets to CPI's facilities located at 1200 Milk Street; Carteret, New Jersey 07008 in accordance with the production needs as stipulated herein.

4. ACCEPTANCE OF INGREDIENTS. SNFI shall have available for delivery all necessary production ingredients and packaging components supplied by SNFI, within one week in advance of any scheduled production. CPI will schedule with the suppliers for the materials to be delivered as needed to meet production requirements.

5. STORAGE. CPI shall store all the ingredients and packaging components provided by SNFI in CPI's existing facilities. SNFI shall provide outside cold storage (refrigeration or freezer) for all ingredients that require cold storage. In the event that certain ingredients are not marked or specified for cold storage, SNFI agrees to hold CPI harmless and agrees to indemnify CPI for any damages and liability that may result from the lack of cold storage.

     SNFI will arrange for all finished goods to be transferred to their outside storage facility as they are produced.

6. PACKAGING/BOTTLING, CPI shall manufacture, bottle, label, code and package the ingredients provided by SNFI along with the ingredients that CPI will supply and manufacture beverages in accordance with instructions from SNFI and all Federal, State and local regulations and in accordance with generally accepted manufacturing procedures and pursuant to the following terms:

     a. CPI agrees to manufacture Products in compliance with all required sanitation standards and to comply with all applicable State and Federal laws, rules and regulations respecting food products and food plant sanitation. CPI shall be responsible for bottling in a sanitary manner to eliminate possibility of problems from yeast, mold, bacteria or any extraneous matter.

     b. Quality control. CPI shall maintain production controls, as mutually agreed upon, item-by-item. Production controls shall be checked at thirty (30) minute intervals.

     c. Weight. CPI shall exercise its best effort to maintain the target weights, as mutually agreed upon, item-by-item. CPI shall check weights at thirty (30) minute intervals.

     d. Cap Tightness. CPI shall monitor cap tightness and assure the manufacture of all products in accordance with the equipment manufacturers specifications.

     e. Code Dating. CPI shall effect code dating on a Julian Date basis, e.g. 9244 or 1J9 = September 1, 1999. Such code dating shall be stamped on each bottle and each shipping carton.

     f. Daily Retained Production Samples. CPI shall retain daily production samples of bottled beverages for a minimum of one year from the date of production. CPI shall immediately send to SNFI, via United Parcel Service, one retained finished product sample of each batch and specific product label produced.

7. PRODUCT. CPI shall not be responsible or liable for the quality, condition, merchantability or fitness of the ingredients, packaging components or related materials when supplied by SNFI to CPI except to any extent as caused by or as a result of CPI or due to negligence on the part of CPI. CPI and SNFI agrees to hold each other harmless and indemnify each other, except as stated above, for any damages and liability that may result therefrom. CPI and SNFI shall at all times have in full force product liability insurance, with mutually acceptable insurance carriers, for a minimum of $10,000,000 whereby CPI and SNFI name each other as the loss payee.

                     FOOD MANUFACTURING AND CUSTOM PACKAGING

AGREEMENT/cont...

8. PRODUCT TESTING. Unless specifically requested in writing by SNFI, CPI will undertake no microbiological or similar testing of the incoming ingredients. CPI shall not be responsible or liable for the quality, condition, merchantability or fitness of any such untested product or material except to the extent caused by or as a result of CPI or due to negligence on the part of CPI. In the event SNFI requests such testing, all such testing shall be performed at SNFI's cost and expense, Unless SNFI believes such testing to be necessary due to CPI on account of any action or lack of action on the part of CPI, by a certified laboratory selected by SNFI. CPI and SNFI shall have the right to rely on the certification and report of such laboratory.

9. SHORTAGES. CPI shall not be responsible or liable for any shortages in ingredients or packaging components, shipped to CPI in sealed or closed containers, cartons, boxes or palletized glass except to any extent such shortage is caused by or as a result of CPI or due to negligence on the part of CPI.

10. DEFECTIVE PACKAGING. In the event that defective packaging is caused by the packaging components supplied by SNFI to CPI, CPI assumes no responsibility or liability for defective packaging. In the event that defective product is caused by the process procedures utilized by CPI, CPI shall be responsible and liable for additional costs involved in re-packaging the products using acceptable packaging procedures.

11. SHIPMENT OF PRODUCT. SNFI will be responsible for all freight to and from CPI. CPI will notify SNFI when product is ready for release pursuant to the following terms:

     a. All finished goods will be palletized on SNFI provided pallets and stretch-wrapped for shipment.

     b. All pallets received from SNFI by CPI shall be returned to SNFI at the completion of each production run.

12. FREIGHT COSTS. SNFI shall be responsible and shall be billed directly for the payment of all delivery, shipping, and freight costs incurred in connection with the shipment of all ingredients, packaging components, and materials supplied by SNFI.

13. PACKAGING PRICES. The current and ongoing packaging prices to be charged by CPI to SNFI are represented in Attachment `A'. The price for each case reflects labor and utilities. The labor costs shall be adjusted to reflect changes in the Consumer Price Index Adjustment effective January 1 of each contract year. See Schedule "A". Utility costs will be adjusted quarterly. See Schedule "B.

     The packaging prices herein are subject to increase in the event there is an increase in the minimum wage payment and/or an increase in employee compensation arising out of the enactment of federal and/or state legislation with respect to compulsory employee health insurance or an extraordinary increase in the operating overhead that is beyond our control. In the event there is such an increase in either of the above items, the packaging prices herein shall increase proportionately with such respective increase.

14. TERMS of PAYMENT. CPI shall invoice SNFI at the end of each production run for work produced during that time. Invoices shall be due and payable net 10 days.

15. ADDITIONAL CHARGES. A failure to provide CPI with at least seventy-two (72) hours notice of a shortage of any ingredients or packaging components to be supplied by SNFI which renders CPI unable to produce SNFI products as scheduled, shall be chargeable to SNFI at the rate of $0.50 per case for each case scheduled but not produced


                     FOOD MANUFACTURING AND CUSTOM PACKAGING

AGREEMENT/cont...

16. PURCHASE & PRODUCTION. Beginning with the 1st of the month following the completion of the installation of the additional equipment as specified in item 19, and continuing each consecutive month thereafter CPI shall produce as requested by SNFI a minimum monthly quantity of seventy-five thousand (75,000) cases per month for SNFI or any entity as designated by SNFI. Any production requested by SNFI and not produced by CPI will be payable or credited by CPI to SNFI monthly on a cumulative basis at $ 0.50/case for each case produced less than the quantity requested. Any amount greater than the 75,000 cases, if requested by SNFI, shall only be produced upon mutual consent of both parties.

17. ACTS BEYOND CONTROL. Neither CPI nor SNFI shall be responsible or liable for delays in production, delivery, or shipping, or loss, damage, or destruction, of goods, or raw materials, resulting from civil insurrection, or acts of God.

18. TECHNICAL ASSISTANCE. SNFI shall provide CPI with technical assistance regarding SNFI products as reasonably required by CPI to carry out its obligations under this agreement, at no additional cost to CPI.

19. ADDITIONAL MACHINERY & EQUIPMENT. SNFI will provide and have installed, with all necessary conveyors and controls, at CPI's facility two new or rebuilt Krones Solomatic labelers with all necessary change parts and required spare parts. If the equipment is rebuilt it must be rebuilt by either Krones, Inc Or Multi-Tech systems. CPI shall be responsible for the, normal maintenance and repairs of any and all such specific equipment from the date of delivery to CPI to the termination of this agreement.

20. TERM. This agreement shall commence on the first day of the month following the completion of the installation by SNFI of the equipment referenced in section 19, and shall continue in full force and effect for 60 months thereafter..

21. TERMINATION. This agreement may be terminated by either party prior to the expiration date, upon written notice of termination by certified or registered mail to the respective principal addresses of each party. In the event either party sends a written notice of termination, the effective date of termination shall be one-hundred-eighty (180) days after receipt of such written notice of termination, unless due to bankruptcy, then the termination is effective immediately upon the filing of any bankruptcy petition. In the event of termination, CPI and SNFI shall settle all accounts and monies due each respective party within thirty (30) days after the effective date of termination.

     a. In the event SNFI terminates or is unable to perform any obligation under the terms of this agreement SNFI will remove at SNFI's expense all equipment and machinery owned by SNFI pursuant to section 19, of this agreement, within thirty (30) days of termination.

     b. In the event CPI terminates this agreement at the option of SNFI, CPI shall be obligated to have SNFI released from any guarantee pertaining to the lease of any such equipment and if SNFI is not released from any guarantee pertaining to the lease of any such equipment then:

          (a) At the option of SNFI, CPI shall retire all lease payments, as of the effective date of termination, and take title of the machinery and equipment thereof, for any equipment and machinery leased by CPI pursuant to section 19, of this agreement, and;

          (b) immediately reimburse SNFI for all costs incurred as of the effective date of termination including but not limited to, all fees and costs associated with any machinery and equipment leased by CPI pursuant to section 19.


                     FOOD MANUFACTURING AND CUSTOM PACKAGING

AGREEMENT/cont...

22. ENTIRE AGREEMENT. This letter constitutes the entire agreement between CPI and SNFI and supersedes any previous agreements other than the agreement of confidentiality dated November 6, 1998. This agreement may not be extended, terminated, amended, altered, modified, or changed in any way, except by a written instrument signed by both CPI and SNFI.

23. Any dispute over this Agreement shall be submitted to binding arbitration conducted in the State of New York in accordance with the rules of the American Arbitration Association. The decision of such arbitration shall be final and shall be governed and enforceable under the laws of the State of New Jersey.

24. CONFIDENTIALITY. SNFI agrees to furnish CPI in writing with the formulations, process descriptions, special packaging specifications and related technical information necessary for the fulfillment of this Agreement under the confidentiality agreement dated November 6, 1998 between SNFI and CPI. This information as well as all sales and bottling information specific to SNFI is considered to be trade secrets of SNFI and shall remain the exclusive property of SNFI. CPI agrees to keep this information confidential, and to restrict the disclosure thereof to those of its employees directly and necessarily concerned with the production of the Products. All such confidential information and agreements shall survive the expiration of the Agreement. It is understood that CPI shall have no obligation with respect to information known by CPI which is public information, or which becomes public knowledge thereafter.


If this agreement correctly reflects our understanding, kindly so indicate by signing and dating below, and returning an executed copy to our office.

     Very truly yours,                               AGREED & ACCEPTED:

     CARTERET PACKAGING, Inc.                        SWISS NATURAL FOODS, Inc.



     by:                                             by:

         Wayne Simon, Executive V.P.                      Herbert Paul, CFO





                     FOOD MANUFACTURING AND CUSTOM PACKAGING

AGREEMENT/cont...




                                  Schedule "A"



Consumer Price Index Adjustment

(A) Definitions: For the purpose of this agreement, the following definitions shall apply:

         (i) The term "Base Month" shall mean the month of November 1993.

         (ii) The term "Price Index" shall mean the "Consumer Price Index" published by the Bureau of Labor Statistics of the United States Department of Labor, All Items, New York, NY --Northeastern New Jersey (1982-84 = 100) for Urban Wage Earners and Clerical Workers, or a successor or substitute index appropriately adjusted.

         (iii) The term "Price Index for the Base Month" shall mean the Price Index for the month of November 1996.

(B) Effective as of each January, there shall be made an adjustment to the Labor Costs as follows:

         (i) In the event that the Price Index for the month of November in any calendar year during the term of this Agreement reflects an increase over the Price Index for the Base Month, then the original Labor Costs set forth in the Agreement shall be multiplied by the percentage difference between the Price Index for such November and the Price Index for the Base Month and the resulting sum shall be added to the Labor Costs as of the January 1st immediately following such November. Said adjusted Labor Costs shall thereafter be used in calculating the price to be paid by SNFI pursuant to paragraph 13.




                     FOOD MANUFACTURING AND CUSTOM PACKAGING

                                                                   EXHIBIT 10.20

         AGREEMENT, dated as of the 1st day of December, 1998 by and among SWISS NATURAL FOODS, Inc., a Delaware corporation (the "Company"), A. Donald McCulloch, Jr. and Carolyn B. McCulloch, as tenants by the entirety (collectively, the "McCullochs"), Ralph Ferrante ("Ferrante") and Herbert Paul ("Paul").

         WHEREAS, the McCullochs loaned the Company money in the aggregate principal amount of $322,500 (the "Debt").

         WHEREAS, the McCullochs have agreed to amend the repayment terms of the Debt all upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         First: A. The Closing (the "Closing") of each of the transactions described in Parts B and C of this Article FIRST shall take place at 370 Lexington Avenue, Suite 1001, New York, New York at 10:00 A.M. New York City time on a date designated in advance by the Company with at least five (5) days notice to the McCullochs (and otherwise within the time requirements of such Parts B and C) or at such other place, and at such time and on such date, as the parties hereto may agree.

                  B. 1. Within ten business days of the date on which the Company receives the proceeds of the private placement of its 12% Convertible Debentures (the "Private Placement") for which it is currently soliciting financing in the minimum amount of $750,000 (i) the Company shall pay the McCullochs Seventy Five Thousand Dollars ($75,000), which amount shall be funded from the proceeds of the Private Placement and (ii) the Company will cause certain employees of the Company or individuals designated by the Company or the Company itself to pay the McCullochs an additional aggregate principal amount of One Hundred Thousand Dollars ($100,000), which together shall reduce the outstanding principal amount of the Debt by $175,000. All payments shall be made by wire transfer of immediately available funds into an account designated by the McCullochs.

                  2. Concurrently with the payments referred to in paragraph 1 of this Part B

                  (a) the McCullochs shall deliver to the Company for cancellation the originally executed promissory notes (the "Notes"), representing the Debt and the Company shall issue to the McCullochs two new promissory notes, substantially in the forms of Exhibit A and B hereto, one of which shall be non-interest bearing and be in the principal amount of the accrued interest on the Debt remaining unpaid on the date of Closing (the "Interest Note"), and the other of which shall bear interest at a rate of 12% per annum payable quarterly and be in the principal amount of $147,500 (the "Principal Note") representing the remaining unpaid principal balance of the Debt. The Interest Note and the Principal Note shall mature on the earliest to occur of (a) the date which is one year from the date of Closing (b) ten days after the Company's receipt of the proceeds of an initial public offering of the common stock of the Company registered under the Securities Act of 1933, as amended, for the account of the Company and declared effective by the Securities and Exchange Commission in an aggregate amount of not less then $10,000,000, or
(c) a sale of all or substantially all of the assets of the Company.

                  (b) (i) the McCullochs shall deliver to the Company the stock certificate held by the McCullochs representing 589,800 shares of the Company's common stock, fully endorsed for transfer or accompanied by duly executed stock transfer powers and with all requisite stock transfer taxes affixed thereto paid thereon (the cost of such taxes affixed thereto paid by the Company); and (ii) the Company shall deliver to (x) the individuals from whom the payments referred to in paragraphs B (1)(ii) of this Article First were received new stock certificates registered in such individuals names representing an aggregate of 77,519 shares of the common stock of the Company and (y) the McCullochs a new stock certificate registered in the McCullochs' name representing 512,281 shares of the common stock of the Company.

                  3. From and after the receipt by the McCullochs of the funds referred to in paragraph 1 of this part B (the "Receipt Date"), all prior agreements between the McCullochs and any of the Company, Ralph Ferrante and Herbert Paul, individually, or collectively as a group, (other than (x) any confidentiality or non-compete agreements and (y) consents, acknowledgments and corporate minutes) including: without limitation, the following agreements shall be deemed to be null and void and of no further force and effect and the McCullochs hereby waive all rights they may have under said agreements and all of the provisions of such agreements, including, without limitation, all negative covenants therein, shall be null and void and of no further force and effect and the McCullochs hereby waive any rights they may have to enforce any of such provisions:

                  (i) the Purchase Agreement dated May 31, 1994 and all amendments thereto, by and between the Company and the McCullochs;

                  (ii) the Stockholders Agreement dated May 31, 1994 by and among the Company, the McCullochs, Ferrante and Paul (the "Stockholders Agreement");


                  (iii) the Subordination Agreement dated May 31, 1994 by and among the McCullochs, Ferrante and Paul;

                  (iv) the Promissory Note dated May 31, 1994 made by the Company to the McCullochs and the attached Surety Agreement dated May 31, 1994 executed by Ferrante and Paul;

                  (v) the Demand Note dated October 10, 1995 made by the Company to the McCullochs; and

                  (vi) the Agreements dated as of February 1, 1998 between the McCullochs, the Company, Ferrante and Paul;

                  From and after the Receipt Date, Sections 3 and 4 of the Registration Letter dated May 31, 1994 from the Company to the McCullochs shall be amended such that the following sentence shall be added to the end of each such section: "Notwithstanding anything to the contrary contained herein, neither the McCullochs nor any other holder of stock of the Corporation shall have registration rights with respect to the stock of the Corporation owned by them regardless of whether any other holder of shares of stock of the Corporation has such rights and the Corporation shall have no obligation to register or include in any registration statement filed by the Corporation any shares of stock of the Corporation owned by the McCullochs or any other holder of stock of the Corporation until Ralph Ferrante, Herbert Paul and Ronald Brescio have each or any one of them has registered such number of shares of the common stock of the Company owed by them equal to the number of shares in the aggregate that the three received when they converted the debt of the Company owed to them to shares of common stock of the Company."

                  C. Within ten business days of the date on which the Company receives the proceeds of an additional private placement of its securities in the minimum amount of $750,000 or an additional $750,000 is received from the sale of convertible debentures in the Private Placement, the Company shall pay the McCullochs an additional Seventy Five Thousand Dollars ($75,000), which amount shall represent a reduction in the outstanding principal amount of the debt of the Company owed to the McCullochs under the Principal Note.

         Second:  Representations and Warranties.

                  A. The McCullochs represent and warrant that the shares of common stock of the Company owned by them are owned beneficially and of record by them, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances, claims and restrictions of every kind and nature whatsoever and that the individuals acquiring such stock(s) will acquire, pursuant to the terms of this Agreement, good and valid title to the shares being assigned to it and/or them pursuant to this Agreement, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances, claims and restrictions of any kind and nature whatsoever except as set forth in the Stockholders Agreement.

                  B. The McCullochs represent and warrant that neither of them has assigned, pledged or otherwise encumbered the Notes representing the Debt.

                  C. The McCullochs represent and warrant that they have the power, authority and legal capacity to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by them pursuant to the provisions hereof. The McCullochs represent and warrant that neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will constitute any violation or breach of any provision of any contract or other instrument to which either of them is a party.

                  D. The Company represents and warrants that the Board of Directors of the Company has authorized the execution and delivery of this Agreement and the transactions hereby contemplated. The Company represents and warrants that it has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The Company represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated will constitute any violation or breach of any provision of any contract or other instrument to which the Company is a party.

         Third:  Covenants.

                  A. None of the parties hereto will take any action which would cause or constitute a breach, or would, if it had been taken immediately prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties set forth in Article SECOND hereof;

                  B. Each of the parties hereto will use his or her or its best efforts to (i) effectuate the transactions hereby contemplated and (ii) fulfill the conditions to the Company's obligations under this Agreement.

         Fourth:  Miscellaneous.

                  A. All statements, certifications, representations and warranties made herein by the parties hereto, and their respective obligations to be performed pursuant to the terms hereof, shall survive the date hereof, notwithstanding any examination by or on behalf of any party hereto, notwithstanding any notice of a breach or of a failure to perform not waived in writing and notwithstanding the consummation of the transactions hereby contemplated with knowledge of such breach or failure.

                  B. All communications hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for Ferrante or the Company shall be addressed to the Company, attention Ralph Ferrante at 1031 Route 9W, Upper Grandview, NY 10960 or at such other address of which the Company shall have given notice to the other parties hereto in the manner herein provided; if intended for the McCullochs, shall be addressed to the McCullochs at MPS Capital, Inc., Five Radnor Corporate Center, Suite 520, Radnor, PA 19087 or at such other address of which the McCullochs shall have given notice to the other parties hereto in the manner herein provided; and if intended for Paul, shall be addressed to Paul at 370 Lexington Avenue, New York, New York 10037 or at such other address of which Paul shall have given notice to the other parties hereto in the manner herein provided.

                  C. This Agreement constitutes the entire understanding as to the subject matter hereof among the parties and no waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged.

                  D. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and permitted assigns.

                  E. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

                  F. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any provisions hereof.

                  G. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within said state without giving effect to conflict of laws or principles thereof, except to the extent that the provisions hereof relating to the corporate matters of the Company are governed by the Delaware General Corporate law.

                  IN WITNESS WHEREOF, each of the undersigned have executed this agreement on the date first written above.



                                                    SWISS NATURAL FOODS, INC.


                                                    By:


                                                    --------------------------
                                                    A. Donald McCulloch, Jr.



                                                    --------------------------
                                                    Carolyn B. McCulloch



                                                    --------------------------
                                                    Ralph M. Ferrante



                                                    --------------------------
                                                    Herbert M. Paul